Exhibit 10.1

ABL CREDIT AGREEMENT

dated as of

June 1, 2011

among

KINDRED HEALTHCARE, INC.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Bookrunners and Joint Lead Arrangers

CITIBANK, N.A.

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Syndication Agents

GENERAL ELECTRIC CAPITAL CORPORATION

and

WELLS FARGO CAPITAL FINANCE, INC.,

as Co-Documentation Agents

-i-

-ii-

-iii-

		PAGE

Section 10.14.	Interest Rate Limitation	108
Section 10.15.	Margin Stock	108
Section 10.16.	Application of Proceeds under Mortgages	108
Section 10.17.	Term Loan Intercreditor Agreement	108

-iv-

SCHEDULES:

Schedule 1.01A	–	[Reserved]
Schedule 1.01B	–	Restricted Subsidiaries, Unrestricted Subsidiaries and Excluded Partnerships
Schedule 1.01C	–	Existing Affiliate Agreements
Schedule 1.01D	–	Initial Master Lease Properties
Schedule 1.01E	–	[Reserved]
Schedule 1.01F	–	Initial Owned Real Properties
Schedule 1.01G	–	Existing Investments
Schedule 1.01H	–	Specified Properties
Schedule 1.01I	–	Existing Letters of Credit
Schedule 1.01J	–	Specified Joint Ventures
Schedule 2.01	–	Commitments
Schedule 3.13	–	Existing Instruments
Schedule 3.16	–	Real Property Information
Schedule 4.01(h)	–	Consents
Schedule 5.14(b)	–	Additional Post-Closing Obligations
Schedule 7.01	–	Existing Indebtedness
Schedule 7.02	–	Existing Liens
Schedule 7.03(d)	–	Scheduled Asset Sales

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B.1	–	Form of Opinion of the Senior Vice President of Corporate Legal Affairs of the Borrower
Exhibit B.2	–	Form of Opinion of the Senior Vice President and General Counsel of RehabCare Group, Inc.
Exhibit B.3	–	Form of Opinion of Cleary Gottlieb Steen & Hamilton LLP, special counsel for the Borrower
Exhibit B.4	–	Form of Opinion of Richards, Layton & Finger, P.A., special Delaware counsel for the Borrower
Exhibit C	–	Form of Security Agreement
Exhibit D	–	Form of Borrowing Base Certificate
Exhibit E	–	Form of Term Loan Intercreditor Agreement
Exhibit F	–	Form of Intercompany Promissory Note
Exhibit G	–	Form of Intercompany Note Subordination Provisions
Exhibit H-1	–	Form of Revolving Note
Exhibit H-2	–	Form of Swingline Note
Exhibit I	–	Form of Solvency Certificate
Exhibit J	–	Form of United States Tax Compliance Certificate

-v-

THIS ABL CREDIT AGREEMENT dated as of June 1, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) among KINDRED HEALTHCARE, INC., the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, CITIBANK, N.A. and MORGAN STANLEY SENIOR FUNDING, INC., as Co-Syndication Agents, and GENERAL ELECTRIC CAPITAL CORPORATION and WELLS FARGO CAPITAL FINANCE, INC., as Co-Documentation Agents.

WHEREAS, the Borrower has requested that the Lenders provide commitments as set forth herein and that the Issuing Lender issue, and the Lenders participate in, the Letters of Credit;

WHEREAS, the Borrower proposes to use the proceeds of the foregoing credit facility to fund in part the acquisition of 100% of the Equity Interests of RehabCare Group, Inc., a Delaware corporation (“RehabCare”), through the merger of RehabCare with and into the Borrower’s Wholly Owned Subsidiary Kindred Healthcare Development, Inc. (the “RehabCare Acquisition”), to repay all loans outstanding under the Existing Kindred Credit Facility and the Existing RehabCare Credit Facility and to pay fees and expenses in connection with each of the foregoing, to provide loans and letters of credit for working capital and other general corporate purposes (including acquisitions) of the Borrower and its Restricted Subsidiaries on and after the Closing Date;

WHEREAS, the Obligations of the Borrower under the foregoing credit facility and certain interest rate hedging and certain cash management and purchasing card arrangements are to be (a) secured by substantially all the Borrower’s assets and (b) guaranteed by the Borrower’s Subsidiary Guarantors, and each of such Guarantees is to be secured by substantially all the assets of the relevant Guarantor; and

WHEREAS, the Lenders are willing to extend the credit facility referred to herein to the Borrower, and the Issuing Lender is willing to issue, and the Lenders are willing to participate in, the Letters of Credit, all on the terms and conditions provided herein;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABL Priority Collateral” has the meaning set forth in the Term Loan Intercreditor Agreement.

“Account” has the meaning set forth in Section 1 of the Security Agreement.

“Account Debtor” means any Person who is obligated to the Borrower or any Subsidiary Guarantor under, with respect to, or on account of, an Account.

“Acquisition” means (i) any Investment by the Borrower or any of its Restricted Subsidiaries in a Person whereby such Person becomes a Restricted Subsidiary of the Borrower or whereby such Person is merged with and into the Borrower or a Restricted Subsidiary or (ii) an acquisition by the Borrower or any of its Restricted Subsidiaries of the property and assets of any Person (other than any then-existing Restricted Subsidiary) that constitutes substantially all of the assets of such Person, or any division, line of business, Healthcare Facility or other business unit of such Person.

“Additional Encumbrance Letter” means one or more letter agreements that may be entered into after the Closing Date among the Borrower, JPMorgan Chase Bank, N.A., as Agent, and First American Title Insurance Company.

“Adjusted Consolidated Net Income” means, for any period, Consolidated Net Income for such period, adjusted to exclude therefrom, without duplication (x) gains or losses from Asset Sales net of related tax effects, (y) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations pursuant to Financial Accounting Standards Board Accounting Standards Codification 205-20 and (z) any non-cash impairment charge or asset-write off effected after the Closing Date in connection with the Transactions or any Acquisition or Investment pursuant to Financial Accounting Standards Board Accounting Standards Codification 350, 360 or 805, as applicable.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders under the Financing Documents.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent and/or Collateral Agent for the Lenders under the Financing Documents, as the context may require.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.0% and (iii) the Adjusted LIBO Rate for an Interest Period of one month beginning on such date (or if such date is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Annualized Basis” means that, when a provision hereof provides that Consolidated EBITDAR, Consolidated Interest Expense, Consolidated Rental Expense or Consolidated EBITDA is to be calculated as of a date (the “relevant date”) prior to the end of the fourth full Fiscal Quarter following the Closing Date for a period of four consecutive Fiscal Quarters ending on the relevant date, (i) Consolidated EBITDAR, Consolidated Interest Expense, Consolidated Rental Expense or Consolidated EBITDA, as the case may be, shall be calculated for the period from the end of the month in which the Closing Date occurs to the relevant date (a “short period”) and (ii) the amount so calculated shall be multiplied by a fraction of which the numerator is 12 and the denominator is the number of whole calendar months in such short period (provided that if the relevant date falls on the last day of a month, such short period shall be deemed to include such month).

“Anti-Terrorism Laws” means any United States Requirements of Law related to terrorism financing or money laundering including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Laws” means all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations and orders of all Governmental Authorities and all applicable orders, rules and decrees of courts and arbitrators.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Eurodollar Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread,” “Eurodollar Spread” or “Commitment Fee Rate,” as the case may be.

The “Applicable Rate” on any day shall be determined from the following pricing grid based upon the Average Daily Excess Availability for such day; provided that:

(i) until and including the date that is the last day of the first full fiscal quarter ending after the Closing Date and subject to clause (ii), the “Applicable Rate” will be the applicable rate per annum set forth below in Level II;

(ii) at any time when an Event of Default has occurred and is continuing, the “Applicable Rate” will be that set forth in Level III; and

(iii) at the option of the Agent (or at the request of the Required Lenders), if the Borrower (x) fails to deliver consolidated financial statements to the Agent as and when required by Section 5.01(a) or 5.01(b) or (y) fails to deliver Borrowing Base Certificates as and when required pursuant to Section 5.01(q) and such failure shall continue unremedied for a period of three Business Days, the “Applicable Rate” will be that set forth in Level III during the period from the expiration of the time specified for such delivery until such financial statements or Borrowing Base Certificate, as applicable, are so delivered.

Status	Average Daily Excess Availability	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Level I	Greater than or equal to $450,000,000	1.50%	2.50%	0.625%
Level II	Greater than or equal to $150,000,000 but less than $450,000,000	1.75%	2.75%	0.500%
Level III	Less than $150,000,000	2.00%	3.00%	0.375%

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Asset Sale” means any sale, lease or other transfer (including any such transaction effected by way of merger or consolidation) of any asset by the Borrower or any Restricted Subsidiary, including, without limitation, any Sale and Leaseback Transaction, whether or not involving a Capital Lease, and any sale or issuance of the Equity Interests of any Restricted Subsidiary, but excluding (i) any sale or other transfer of inventory, cash, cash equivalents and other cash management investments and obsolete, unused or unnecessary equipment, in each case in the ordinary course of business, (ii) any transfer of assets by the Borrower to any Restricted Subsidiary or by any Restricted Subsidiary to the Borrower or another Restricted Subsidiary, (iii) the sale or issuance by the Borrower or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Borrower or any Restricted Subsidiary, (iv) any transfer of assets or related series of transfers of assets involving Cash Proceeds of (or non-cash consideration with a fair value of) less than $2,000,000, (v) with respect to a lease of any property (including any Master Lease Property), surrender to or repossession by the lessor of such property, or the termination or expiration of the lease relating to such property, (vi) a Sale and Leaseback Transaction permitted under Section 7.11, (vii) an unwinding of any Interest Rate Agreement, (viii) a sale, transfer or other disposition of any asset to the extent such asset is exchanged for credit against the purchase price of such similar replacement asset or the proceeds therefrom are promptly applied to the purchase price of such replacement property, (ix) a sale, transfer or other disposition of Investments in joint ventures (including any Minority-Owned Affiliates) to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture agreements or similar binding arrangements, (x) a transfer or disposition of assets subject to a Casualty Event and (xi) a transfer or other disposition of assets constituting a Restricted Payment or an Investment permitted under Section 7.07 or 7.08, respectively.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Available Amount” means, at any date, the sum of (a) other than to the extent used to make a Restricted Payment pursuant to Section 7.07(a)(v), the aggregate amount of Net Cash Proceeds of any issuances of Qualified Equity Interests of the Borrower received by the Borrower since the Closing Date (excluding, for the avoidance of doubt, any Net Cash Proceeds received by the Borrower from the issuance of its Qualified Equity Interests in connection with the Acquisition) plus (b) 50% of Cumulative Adjusted Consolidated Net Income (or, if such Cumulative Adjusted Consolidated Net Income shall be a loss, 100% of such loss) plus (c) to the extent not already included in the preceding clause (b), the aggregate amount of all cash repayments of principal received by the Borrower or any Restricted Subsidiary since the Closing Date from any Minority-Owned Affiliates or Unrestricted Subsidiaries in respect of loans made by the Borrower or any Restricted Subsidiary to Minority-Owned Affiliates or Unrestricted Subsidiaries to the extent made by using the Available Amount, plus (d) to the extent not already included in the preceding clause (b), the aggregate amount of all net cash proceeds received by the Borrower or any Restricted Subsidiary since the Closing Date in connection with the sale, transfer or other disposition of its ownership interest in any Minority-Owned Affiliates or Unrestricted Subsidiaries to the extent the Investment therein was made using the Available Amount; less any usage of such Available Amount pursuant to Article 7.

“Available Amount Conditions” means, prior to and after giving effect to any usage of the Available Amount, (a) no Default shall have occurred and be continuing and (b) on a Pro Forma Basis, the Borrower will be in compliance with the covenants set forth in Article 6. For the avoidance of doubt, with respect to any period during which the Borrower is unable to satisfy the Available Amount Conditions, the Available Amount shall continue to accumulate as provided for in the definition thereof and shall not be reduced (or its accrual suspended) solely because of the Borrower’s inability to satisfy such Available Amount Conditions.

“Available Facility Amount” means, for any day, (a) the lesser of (i) the aggregate amount of the Commitments and (ii) the Borrowing Base, in each case as in effect at the end of such day, less (b) the aggregate amount of the Credit Exposures as at the end of such day.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Average Daily Excess Availability” means, as of any day, the average of the daily Available Facility Amounts for the immediately preceding Fiscal Quarter.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Kindred Healthcare, Inc., a Delaware corporation.

“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Base” means at any time, subject to adjustment as provided below, an amount equal to the sum of, without duplication:

(a) 85% multiplied by the sum of (i) the book value of Eligible Accounts less (ii) the PIP Reserve less (iii) if the Agent, in the exercise of its Permitted Discretion, has notified the Borrower that it requires the Borrower to make deductions pursuant to this clause (iii), the Dilution Reserve, plus

(b) 85% multiplied by the book value of the Eligible Aged Accounts, less

(c) Established Reserves and, effective immediately upon notification thereof to the Borrower by the Agent, any other reserves established from time to time by the Agent in its Permitted Discretion;

provided that the amount determined pursuant to clause (b) above shall not exceed $30,000,000; and provided further that (i) the Agent may increase the percentages in clauses (a) or (b) above from time to time with the consent of the Supermajority Lenders and (ii) the Agent may, in the exercise of its Permitted Discretion, reduce the percentages in clauses (a) or (b) above from time to time. The Agent shall give prompt written notice to the Borrower and the Lenders of any adjustments effected pursuant to this proviso.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent (including pursuant to Section 4.01(l) or Section 5.01(q), as applicable). Standards of eligibility with respect to the Borrowing Base may be revised and adjusted from time to time by the Agent in its Permitted Discretion, with any changes in such standards to be effective three (3) days after delivery of notice thereof to the Borrower.

“Borrowing Base Certificate” means a certificate in the form of Exhibit D or any other form approved by the Agent, executed and certified as accurate and complete by a Financial Officer, together with appropriate exhibits, schedules, supporting documentation and additional reports as (i) outlined in Schedule 1 to Exhibit D, (ii) as provided for in Section 5.01(q), and (iii) as otherwise reasonably requested by the Agent.

“Borrowing Base Request” has the meaning assigned to such term in Section 5.01(q).

“Borrowing Base Review” has the meaning assigned to such term in Section 5.12.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the gross additions to property, plant and equipment and other capital expenditures of the Borrower and its Restricted Subsidiaries for such period, as the same are or would be reflected in a consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period; provided that the amount paid by the Borrower or any of its Restricted Subsidiaries for any Acquisition and any amount of Casualty Proceeds applied to restore, repair, replace or rebuild the asset in respect of which such Casualty Proceeds were received shall not be included in the calculation of the amount of Capital Expenditures.

“Capital Lease” means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.

“Capital Lease Obligation” means the obligation to pay rent under any Capital Lease.

“Cash Management Counterparty” means the counterparty under any Designated Cash Management Obligations.

“Cash Management Obligations” means any payment obligations arising in respect of overdraft services, treasury, depositary and cash management services, automated clearinghouse fund transfer services or purchasing card arrangements, in each case, with respect to Borrower and its Restricted Subsidiaries.

“Cash Management Obligations Reserve” means a reserve which shall reduce availability under the Borrowing Base by, as of any date of determination, an amount equal to the aggregate amount that would be payable by the Borrower or any of its Restricted Subsidiaries to the Cash Management Counterparties in the event the Designated Cash Management Obligations were terminated as of such date, as determined by the Agent in its Permitted Discretion.

“Cash Proceeds” shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale.

“Casualty Event” means (i) any Condemnation Event with respect to any Owned Real Property or (ii) any damage to, or destruction of, any property owned by the Borrower or any Restricted Subsidiary.

“Casualty Proceeds” means (i) with respect to any Condemnation Event, all awards or payments received by the Borrower, any Restricted Subsidiary or the Agent by reason of such Condemnation Event, including all amounts received with respect to any transfer in lieu or anticipation of such Condemnation Event or in settlement of any proceeding relating to such Condemnation Event and (ii) with respect to any other Casualty Event, all insurance proceeds or payments (excluding payments with respect to business interruption) which the Borrower, any Restricted Subsidiary or the Agent receives by reason of such other Casualty Event, less, in either case, unreimbursed expenses or losses related to the Casualty Event, including any payment with respect to Taxes actually paid or to become payable by the Borrower and its Restricted Subsidiaries (as reasonably estimated by a Financial Officer) in respect of such Casualty Event.

“CHAMPUS” means, collectively, the Civilian Health and Medical Program of the Uniformed Services, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 10 U.S.C. §§ 1071-1106 or elsewhere) affecting such program; and (b) all rules, regulations (including 32 C.F.R. § 199), manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“CHAMPUS Receivable” means an Account payable pursuant to CHAMPUS.

“CHAMPVA” shall mean, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 38 U.S.C. § 1713 or elsewhere) affecting such program or applicable to CHAMPVA; and (b) all rules, regulations (including 38 C.F.R. § 17.54), manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Change in Law” means (i) the adoption of any law, rule or regulation after the Closing Date, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 10.14.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Closing” means the closing hereunder on the Closing Date.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Closing Date Material Adverse Effect” means with respect to any Person (as defined in the Merger Agreement), any change, effect, development or event that has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities, or results of operations of such Person and its Subsidiaries (as defined in the Merger Agreement), taken as a whole; provided, however, that no change, effect, development or event (by itself or when aggregated or taken together with any and all other changes, effects, developments or events) to the extent resulting from, arising out of, or attributable to, any of the following shall be deemed to constitute or be taken into account when determining whether a “Closing Date Material Adverse Effect” has occurred or may, would or could occur: (A) any changes, effects, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates), (B) any changes, effects, developments or events in the industries in which such Person and its Subsidiaries operate, (C) any changes, effects, developments or events resulting from the announcement or pendency of the transactions contemplated by the Merger Agreement, the identity of the Borrower or the performance or compliance with the terms of the Merger Agreement (including, in each case, any loss of customers, suppliers or employees or any disruption in business relationships resulting therefrom, but excluding the effects of compliance with Section 5.01of the Merger Agreement), (D) any changes, effects, developments or events resulting from the failure of such Person to meet internal forecasts, budgets or financial projections or fluctuations in the trading price or volume of such Person’s common stock (but not, in each case, the underlying cause of such failure or fluctuations, unless such underlying cause would otherwise be excepted from this definition), (E) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the Closing Date, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack, or (F) any changes in Applicable Law or GAAP (each as defined in the Merger Agreement) (or any interpretation thereof), except to the extent such changes, effects, developments or events resulting from or arising out of the matters described in clauses (A), (B), (E) and (F) disproportionately affect such Person and its Subsidiaries as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Co-Documentation Agents” means each of General Electric Capital Corporation and Wells Fargo Capital Finance, Inc.

“Co-Syndication Agents” means each of Citibank, N.A. and Morgan Stanley Senior Funding, Inc.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all Owned Real Property and personal property, tangible and intangible, subject or purportedly subject to Liens pursuant to the Collateral Documents.

“Collateral Account” has the meaning set forth in Section 1 of the Security Agreement.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as Collateral Agent for the holders of the Secured Obligations under the Financing Documents.

“Collateral Documents” means the Security Agreement, the Term Loan Intercreditor Agreement, the Security Agreement Supplements, the Mortgages, any deposit or other account control agreements and all other supplemental or additional security agreements, pledge agreements, mortgages or similar instruments (other than any UCC financing statements) delivered pursuant hereto or thereto.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.08, (ii) increased or adjusted from time to time pursuant to Section 2.20 and (iii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable (as adjusted pursuant to Section 2.20). The initial aggregate amount of the Lenders’ Commitments is $650,000,000.

“Condemnation Event” means any condemnation or other taking or temporary or permanent requisition of any property, any interest therein or right appurtenant thereto, or any change of grade affecting any property, as the result of the exercise of any right of condemnation or eminent domain. A transfer to a Governmental Authority in lieu or anticipation of condemnation shall be deemed to be a Condemnation Event.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent deducted in determining Adjusted Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation, amortization and other similar non-cash charges, (iv) non-cash compensation expense (less any cash paid during such period in respect of non-cash compensation expense accrued during any prior period), (v) expenses for (A) deferred compensation and bonuses incurred in connection with the Transactions and (B) deferred compensation and bonuses, deferred purchase price or earn-out obligations payable in connection with any Acquisition or Investment effected after the Closing Date, (vi) any fees, costs and expenses paid or payable by the Borrower and its Subsidiaries in connection with (A) the Transactions, including without limitation, amounts payable to the Agents and the Lenders, and (B) any Acquisition or Investment effected after the Closing Date, in each case, expensed or amortized in such period and including fees, expenses or charges triggered by change of control provisions, and (vii) the amount of “run-rate” cost savings projected by the Borrower in good faith and certified by the chief financial officer of the Borrower in writing to the Administrative Agent to result from actions either taken or initiated prior to or during such period (which cost savings shall be calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that (A) the chief financial officer of the Borrower shall have certified to the Administrative Agent that (x) such cost savings are reasonably quantifiable and reasonably anticipated to result from such actions and (y) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the Borrower to be realized within 12 months, (B) no cost savings shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (v) above with respect to such period and (C) the aggregate amount of cost savings added pursuant to this clause (vii), together with any amounts added back pursuant to clause (v)(B) above, shall not exceed 10% of Consolidated EBITDA for any period of four consecutive Fiscal Quarters prior to giving effect to amounts added back pursuant to this clause (vii) or such clause (v)(B); provided, further, that Consolidated EBITDA shall be calculated so as to exclude the effect of any income or expense that (x) is classified as extraordinary, (y) is disclosed separately as an unusual or non-recurring item or (z) represents the effect of an accounting change on prior periods, in each case in accordance with GAAP.

“Consolidated EBITDAR” means, for any period, Consolidated EBITDA for such period plus, to the extent deducted in determining Consolidated EBITDA for such period, Consolidated Rental Expense.

“Consolidated Fixed Charges” means, for any period, the sum of Consolidated Interest Expense and Consolidated Rental Expense of the Borrower and its Consolidated Subsidiaries for such period.

“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period; provided that Consolidated Interest Expense shall not (i) include interest capitalized in accordance with GAAP or (ii) be reduced by any interest income.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period.

“Consolidated Rental Expense” means, for any period, the total rental expense for operating leases of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period; provided that Consolidated Rental Expense shall not be reduced by any rental income.

“Consolidated Subsidiary” means, as to any Person at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date. Unless otherwise specified, “Consolidated Subsidiary” means a Consolidated Subsidiary of the Borrower.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Borrower and the Consolidated Subsidiaries (but excluding Cornerstone) determined on a consolidated basis in accordance with GAAP as of the last day of the period for which the Most Recent Financial Statements were delivered prior to such date of determination.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of the Borrower and its Consolidated Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with the Transactions or any Acquisition permitted hereunder (or other Investment permitted hereunder)) consisting only of Indebtedness for borrowed money, unreimbursed obligations under letters of credit, obligations in respect of Capital Leases and debt obligations evidenced by promissory notes or similar instruments less the cash and cash equivalents (in each case, free and clear of Liens other than Liens created pursuant to the Collateral Documents and Permitted Encumbrances that are nonconsensual Liens) of the

Borrower and its Consolidated Subsidiaries in an amount not to exceed $50,000,000 as of such date that would be required to be reflected on a consolidated balance sheet in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cornerstone” means Cornerstone Insurance Company, a Cayman Islands corporation.

“Cost Report Liability Reserve” means, without duplication for any other reserve hereunder, a reserve which shall reduce availability under the Borrowing Base by the cost report liability of the Borrower and its Restricted Subsidiaries (including for periods prior to the Closing Date), as determined by the Agent in its Permitted Discretion.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Credit Parties” means the Borrower and the Subsidiary Guarantors, collectively.

“Cumulative Adjusted Consolidated Net Income” means the cumulative Adjusted Consolidated Net Income of the Borrower and its Consolidated Subsidiaries for the period (taken as one accounting period) from the beginning of the first full Fiscal Quarter ending after the Closing Date to the end of the last fiscal period for which financial statements have been provided to the Lenders pursuant to Section 5.01(a) or (b) (for the avoidance of doubt, determined by netting net income and net losses); provided that the amount excluded from Adjusted Consolidated Net Income pursuant to clause (z) of the definition of Adjusted Consolidated Net Income shall not exceed $50.0 million in the aggregate for the purposes of calculating Cumulative Adjusted Consolidated Net Income.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless such Lender notifies the Administrative Agent in writing that (A) in the case of clause (i) above, such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or (B) in the case of clause (iii) above, such amount is the subject of a good faith dispute, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a confirmation that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it), or (d) has (or a Lender Parent of such Lender has) become the subject of a Bankruptcy Event.

“Default Rate” means on any day the rate of interest that would be payable on the Loans on such day pursuant to Section 2.12(c).

“Deposit Account Control Agreement” has the meaning set forth in Section 1 of the Security Agreement.

“Designated Cash Management Obligations” means any Cash Management Obligations where the services or arrangements are provided by a Lender or an Affiliate of a Lender at the time such services or arrangements are provided or the agreement evidencing such services or arrangements is entered into (such Lender or Affiliate of such Lender in such capacity, a “Cash Management Counterparty”), and that are designated by the Borrower, in a notice to the Agent, as Designated Cash Management Obligations for purposes of the Financing Documents.

“Designated Interest Rate Agreement” means any Interest Rate Agreement with a Lender or an Affiliate of a Lender at the time such agreement is entered into (such Lender or Affiliate of such Lender in such capacity, an “Interest Hedge Counterparty”) that is designated by the Borrower, in a notice to the Agent, as a Designated Interest Rate Agreement for purposes of the Financing Documents.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any of its Subsidiaries in connection with an Asset Sale pursuant to Section 7.03(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable disposition).

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrower.

“Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors with respect to the Borrower and the Subsidiary Guarantors for the 12 most recently ended fiscal months divided by (b) total gross sales of the Borrower and its the Subsidiary Guarantors for the 12 most recently ended fiscal months.

“Dilution Reserve” means, at any date, the applicable Dilution Ratio multiplied by the book value of the Eligible Accounts on such date.

“Disqualified Equity Interests” means Equity Interests of any Person that (a) by their terms or upon the happening of any event are (i) required to be redeemed or are redeemable at the option of the holder on or prior to the day that is 91 days after the Maturity Date for consideration other than Qualified Equity Interests of such Person or (ii) convertible at the option of the holder into Disqualified Equity Interests of such Person or exchangeable for Indebtedness or (b) require (or permit at the option of the holder) the payment of any dividend, interest, sinking fund or other similar payment (other than the accrual of such obligations) on or prior to the day that is 91 days after the Maturity Date (other than payments made solely in Qualified Equity Interests of such Person).

“Disqualified Institutions” means Persons listed on the list provided to the Administrative Agent on the Closing Date (the “Disqualified Institutions List”), as such Disqualified Institutions List may be updated from time to time (but not more than once per Fiscal Quarter unless the Administrative Agent otherwise consents) by the Borrower by written notice to the Administrative Agent; provided that, not-

withstanding the foregoing, the Disqualified Institutions List shall not be updated without the consent of the Administrative Agent (not to be unreasonably withheld or delayed); and provided further that no Lender, Affiliate of a Lender or Approved Fund shall be listed at any time on the Disqualified Institutions List. The Administrative Agent shall promptly provide the Disqualified Institutions List, as such list may be updated from time to time in accordance with the provisions of this definition, to each Lender that shall have requested such list.

“Disqualified Institutions List” has the meaning assigned to such term in the definition of “Disqualified Institutions”.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of any State of the United States or the District of Columbia.

“Eligible Accounts” means, at the time of determination thereof, all Accounts that satisfy at the time of creation and continue to satisfy at the time of such determination, the following criteria: such Account (i) arises from services performed or goods sold by the Borrower or a Subsidiary Guarantor, (ii) is invoiced within 31 days (or in a timely manner in accordance with the normal invoicing policies and timing procedures of the Borrower and the Subsidiary Guarantors but in any event within 60 days) following the date such Account is recognized as revenue by the Borrower or the applicable Subsidiary Guarantors and (iii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of the clauses (a) through (aa) below or otherwise deemed by the Agent in its Permitted Discretion to be ineligible for inclusion in the calculation of the Borrowing Base as described below. Unless otherwise approved from time to time in writing by the Agent, Eligible Accounts shall not include any of the following Accounts:

(a) any Account that does not arise from the sale of goods or the performance of services by the Borrower or any Subsidiary Guarantor in the ordinary course of its business;

(b) any Account that does not comply with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any governmental or judicial authority (including any Account due from an Account Debtor located in the State of Indiana, New Jersey, Minnesota or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce remedies against such Account Debtor in the courts or through any judicial process of such state), unless the Borrower or the applicable Subsidiary Guarantor (at the time the Account was created and at all times thereafter) (i) had qualified to do business in Indiana, New Jersey, Minnesota or West Virginia or such other state, as applicable, (ii) had filed and has maintained effective a current notice of business activity report with the appropriate office or agency of the State of Indiana, New Jersey, Minnesota or West Virginia or such other state, as applicable, or (iii) was and has continued to be exempt from filing such report and has provided the Agent with reasonably satisfactory evidence thereof);

(c) any Account that is subject to any adverse security deposit, progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor, in each case to the extent thereof;

(d) any Account (i) that is invoiced in advance of the related goods sold or services provided, (ii) that is invoiced more than once, or (iii) with respect to which the associated income has not been earned;

(e) any Account that is a non-trade Account or that relates to payments for interest;

(f) any Account that is not paid in full and with respect to which the Borrower or applicable Subsidiary Guarantor creates a new receivable for the unpaid portion of such Account, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions;

(g) any Account that relates to goods sold or services provided through discontinued operations or other assets and operations currently held for sale, except to the extent that such operations or assets are subject to active management by, and the normal Account collection procedures of, the Borrower or the applicable Subsidiary Guarantor;

(h) any Account (i) upon which the Borrower’s or the applicable Subsidiary Guarantor’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever by the Borrower or such Subsidiary Guarantor or (ii) as to which the Borrower or the applicable Subsidiary Guarantor is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to the Borrower’s or the applicable Subsidiary Guarantor’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(i) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

(j) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(k) any Account with respect to which an invoice, reasonably acceptable to the Agent in form and substance, has not been sent on a timely basis as specified in clause (ii) of the first paragraph of this definition;

(l) any Account (i) that is not owned by the Borrower or the applicable Subsidiary Guarantor or with respect to which the Borrower or applicable Subsidiary Guarantor does not have sole lawful and absolute title or (ii) that is subject to any right, claim, security interest or other interest of any other Person, other than (x) Liens in favor of the Agent pursuant to the Collateral Documents, on behalf of itself and the Lenders or (y) so long as the same are subject to the Term Loan Intercreditor Agreement in the capacity of Fixed Asset Obligations, Liens granted pursuant to Section 7.02(k) or (m), or to the extent constituting a modification, replacement, extension or renewal of any Lien permitted by 7.02(m), Section 7.02(n);

(m) any Account that arises from a sale to any director, officer, other employee or Affiliate of the Borrower or any Subsidiary;

(n) any Account due from an Account Debtor that is not domiciled in the United States or (if not a natural person) organized under the laws of the United States or any political subdivision thereof;

(o) to the extent the Borrower or any Subsidiary Guarantor is liable for goods sold or services rendered by the applicable Account Debtor to the Borrower or any Subsidiary Guarantor thereof but only to the extent of the potential offset;

(p) any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(q) any Account that is payable by a Private Payor;

(r) any Account that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i) any Account not paid within 120 days following its original invoice date; or

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(s) any Account that is the obligation of an Account Debtor if 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this definition;

(t) any Account as to which the Agent’s Lien thereon, on behalf of itself and the Lenders, is not a first priority perfected Lien;

(u) any Account as to which any of the applicable representations or warranties in the Financing Documents are untrue;

(v) to the extent such Account is evidenced by an instrument or chattel paper (each as defined in the UCC) or a judgment;

(w) to the extent such Account exceeds any credit limit established by the Agent in its Permitted Discretion following prior notice of such limit by the Agent to the Borrower;

(x) (i) that portion of any Account in respect of which there has been, or should have been, in accordance with GAAP, established by the Borrower or a Restricted Subsidiary a contra account whether in respect of contractual allowances, audit adjustments, anticipated discounts or otherwise, or (ii) any Account which is a Third Party Insurance Account and is due from an Account Debtor to whom the Borrower or any Restricted Subsidiary owes a trade payable, but only to the extent of such trade payable, or (iii) any Account which the Borrower or any Restricted Subsidiary knows is subject to the exercise by an Account Debtor of any right of recession, set-off, recoupment, counterclaim or defense, whether arising out of transactions concerning the provision of medical services or otherwise, provided that this clause (iii) shall not apply to adjustments in the ordinary course with respect to Government Receivables;

(y) any Account due from any Third Party Payor (i) in respect of which a credit loss has been recognized or reserved by the Borrower or any Restricted Subsidiary, but only to the extent of such loss or reserve, or (ii) that, except in the case of a Government Receivable, is the United States or any state government or any department, agency or instrumentality thereof, unless the Borrower or the applicable Subsidiary Guarantor has complied in all respects with the Federal Assignment of Claims Act of 1940 or the corresponding provision of any applicable state law;

(z) any Account that is payable in any currency other than dollars; or

(aa) any Account that is otherwise unacceptable to the Agent, in its Permitted Discretion.

Notwithstanding the foregoing, all Accounts of any single Account Debtor (except in the case of Government Receivables) owing to the Borrower or any Subsidiary Guarantor the book value of which, in the aggregate (together with any Accounts of any Account Debtor that is an Affiliate of such single Account Debtor), exceeds 10% (or, in the case of an Account Debtor which is rated as Investment Grade, 20%) of the aggregate book value of all Eligible Accounts at the time of any determination (calculated without regard to this paragraph) shall be deemed not to be Eligible Accounts to the extent of such excess. The aggregate book value of Accounts of any single Account Debtor and such Affiliates owing to the Borrower or any Subsidiary Guarantor for purposes of the immediately preceding sentence shall be determined by the Borrower and, so long as the Borrower shall have used its best efforts in making such determination, such determination shall be conclusive absent manifest error. In determining the aggregate amount from the same Account Debtor that is unpaid more than 120 days from the date of invoice pursuant to clause (r) above there shall be excluded the amount of any net credit balances relating to the Accounts due from an Account Debtor with invoice dates more than 120 days from the date of invoice.

“Eligible Aged Account” means any Account that is not an Eligible Account solely because such Account was not paid within 120 days following its original invoice date; provided that any such Account that is not paid within 150 days following its original invoice date shall not be an “Eligible Aged Account”.

“Enforceable Judgment” means a judgment or order of a court or arbitral or regulatory authority as to which the period, if any, during which the enforcement of such judgment or order is stayed shall have expired. A judgment or order which is under appeal or as to which the time in which to perfect an appeal has not expired shall not be deemed an Enforceable Judgment so long as enforcement thereof is effectively stayed pending the outcome of such appeal or the expiration of such period, as the case may be.

“Enforcement Notice” means a notice delivered by the Administrative Agent to the Collateral Agent pursuant to Section 8.03 directing the Collateral Agent to exercise one or more specific rights or remedies under the Collateral Documents.

“Environment” means ambient air, indoor air, surface water, ground water, drinking water, soil, surface and subsurface strata, and natural resources such as wetland flora and fauna.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to the Environment or to the effect of the Environment on human health or to emissions, discharges or Releases of Hazardous Materials, or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or the clean-up or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties, natural resource damages or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (i) any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof or (v) any warrant, option or other right to acquire any Equity Interest described in the foregoing clauses (i), (ii), (iii) and (iv).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Kindred Companies and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Kindred Company, are treated as a single employer under Section 414 of the Code.

“Established Reserves” means, collectively, the Cost Report Liability Reserve, the Interest Rate Agreement Reserve and the Cash Management Obligations Reserve.

“Eurodollar,” when used in reference to any Revolving Loan or Revolving Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excluded Partnership” means each of the general and limited partnerships and each of the limited liability companies identified on Schedule 1.01B hereto as an Excluded Partnership; provided that any such partnership or limited liability company shall cease to be an Excluded Partnership at such time as (i) the grant of a security interest in the partnership interests or limited liability company interests thereof and a guaranty of the Obligations by such entity shall no longer constitute a material violation of a valid and enforceable restriction in favor of a third party or (ii) the required consents to such grant and such guaranty shall have been obtained.

“Excluded Subsidiary” means (x) a Foreign Subsidiary, (y) a Subsidiary that is not a Wholly Owned Subsidiary or (z) a Domestic Subsidiary of a Foreign Subsidiary (to the extent, in the case of this clause (z), that a guarantee of the Borrower’s Obligations by such Domestic Subsidiary is not permitted by applicable law or would result in a material adverse U.S. federal income tax consequence with respect to such Domestic Subsidiary pursuant to Section 956 of the Code or any amended or successor version that is substantively comparable).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Financing Document, (i) income or franchise taxes imposed on (or measured by) its net income by a jurisdiction as a result of such recipient being organized or having its principal office or applicable lending office in such jurisdiction or as a result of any other present or former connection between such recipient and the jurisdiction (other than a connection arising from such recipient having executed, delivered, enforced, become a party to or performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to any Financing Documents) including (for the avoidance of doubt) U.S. federal income tax imposed on the net income of a Foreign Lender as a result of such Foreign Lender engaging in a trade or business in the United States, (ii) any branch profits tax imposed under Section 884(a) of the Code or the Treasury regulations promulgated thereunder, or any similar tax, imposed by any jurisdiction described in clause (i), (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party to this Agreement (or where the Foreign Lender is a partnership for U.S. federal income tax purposes, pursuant to a law in effect on the later of the date on which such Foreign Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Foreign Lender) or designates a new lending office, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.16(a), (iv) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.16(e), and (v) any U.S. federal withholding tax imposed by current Section 1471 through 1474 of the Code or any amended or successor version that is substantively comparable (or any Treasury regulations or published administrative guidance interpreting the foregoing).

“Executive Officer” means any “executive officer” (within the meaning of Rule 3b-7 under the Securities Exchange Act) of the Borrower.

“Existing Affiliate Agreements” means the agreements listed in Schedule 1.01C hereto.

“Existing Kindred Credit Facility” means the Second Amended and Restated Credit Agreement (as further amended heretofore), dated as of July 18, 2007, among the Borrower, the lenders party thereto, the issuing lender party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, Citicorp USA, Inc., as syndication agent, and General Electric Capital Corporation, the CIT Group/Business Credit, Inc. and Wells Fargo Foothill, as co-documentation agents, as in effect immediately prior to the Closing Date.

“Existing Letters of Credit” means the letters of credit issued by the Issuing Lender before the Closing Date and listed in Schedule 1.01I hereto.

“Existing RehabCare Credit Facility” means that certain Amended and Restated Credit Agreement, dated November 24, 2009, by and among RehabCare Group, Inc., as borrower, the guarantors party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other agents and arrangers identified therein, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter dated February 7, 2011 among JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc. and Kindred Healthcare, Inc., as amended, amended and restated, supplemented or otherwise modified.

“Financial Officer” means the principal financial officer, principal accounting officer, treasurer or assistant treasurer of the Borrower.

“Financing Documents” means this Agreement (including the Schedules and Exhibits hereto), each Letter of Credit (and each application in respect thereof; provided that such Letters of Credit and applications shall not be deemed to be Financing Documents for purposes of Section 10.02) any promissory notes issued hereunder and the Collateral Documents.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“Fixed Asset Obligations” has the meaning assigned to such term in the Term Loan Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of (x) Consolidated EBITDAR for the four consecutive Fiscal Quarters ended immediately prior to the transaction date (the “Reference Period”) to (y) Consolidated Fixed Charges for the Reference Period; provided that, at any transaction date prior to the end of the fourth full Fiscal Quarter following the Closing Date, the foregoing amounts shall be determined as of the end of the then most recently ended Fiscal Quarter on an Annualized Basis; provided, further, that, Cornerstone shall be disregarded for purposes of determining the Fixed Charge Coverage Ratio. The foregoing calculation shall be made on a Pro Forma Basis.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Government Receivables” shall mean collectively, any and all Accounts which are (a) Medicare Receivables, (b) Medicaid Receivables, (c) TRICARE Receivables, (d) CHAMPUS Receivables, (e) VA Receivables or (f) any other Accounts payable by a Governmental Authority approved by the Agent, which approval shall not be unreasonably withheld.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirect-

ly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Facility” means (i) a hospital, outpatient clinic, nursing center, assisted or independent living community, long-term care facility or any other facility that is used or useful in the provision of healthcare or custodial care services, (ii) any healthcare business affiliated or associated with a Healthcare Facility (as defined in clause (i)) or (iii) any business related or ancillary to the provision of healthcare services or the operation of a Healthcare Facility (as defined in clause (i)) including, but not limited to, pharmacy supply and services, contract therapy services, as well as hospice and home care services.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

“HHS” has the meaning set forth in the definition of “Medicare Regulations.”

“Increasing Lender” has the meaning set forth in Section 2.20.

“Incremental Amount” means, at any time, the excess, if any, of $200,000,000 over the sum of (A) the aggregate increases in the Commitments established prior to such time pursuant to Section 2.20 and (B) the aggregate incremental or accordion increases or loans made under Section 2.18 of the Term Loan Facility (or any similar section of the Term Loan Facility) at or prior to such time.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all Capital Lease Obligations of such Person, (v) all obligations of such Person to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities, (vi) all obligations of such Person (whether contingent or non-contingent) to reimburse any Lender or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (vii) all obligations secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person, and (viii) all Guarantees by such Person of obligations of another Person (each such Guarantee to constitute Indebtedness in an amount equal to the maximum amount of such other Person’s obligations Guaranteed thereby); provided that neither (a) trade accounts payable nor (b) amounts owed to patients or residents arising in the ordinary course of business nor (c) obligations arising in respect of insurance policies or performance or surety bonds which are not themselves Guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same) nor (d) guarantees of any obligation of the Borrower or a Restricted Subsidiary pursuant to an operating lease shall constitute Indebtedness.

“Indemnified Taxes” means all Taxes other than (i) Excluded Taxes, (ii) Other Taxes and (iii) Taxes excluded from Other Taxes pursuant to the definition thereof.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Information” has the meaning assigned to such term in Section 10.12(a).

“Information Memorandum” means the Confidential Information Memorandum dated March, 2011 relating to the Borrower and the Transactions.

“Initial Master Lease Properties” means the Healthcare Facilities identified as the “Initial Master Lease Properties” on Schedule 1.01D hereto.

“Insurance Subsidiary” means any insurance company that becomes a Subsidiary of the Borrower on or after the Closing Date.

“Intercompany Note” means a promissory note substantially in the form of Exhibit F hereto.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Hedge Counterparty” has the meaning assigned to such term in the definition of Designated Interest Rate Agreement.

“Interest Payment Date” means (a) (i) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (b) with respect to any Swingline Loan, the first Business Day of each month following the making of such Loan and the date that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge arrangement, to or under which the Borrower or any of its Restricted Subsidiaries is a party or a beneficiary on the Closing Date or becomes a party or a beneficiary hereafter.

“Interest Rate Agreement Reserve” means a reserve which shall reduce availability under the Borrowing Base by, as of any date of determination, an amount equal to the aggregate amount that would be payable by the Borrower or any of its Restricted Subsidiaries to the Interest Hedge Counterparties in the event the Designated Interest Rate Agreements were terminated as of such date, as determined by the Agent in its Permitted Discretion.

“Investment” means, with respect to any Person (the “Investor”), any investment by the Investor in any other Person, whether by means of share purchase, capital contribution, loan, advance, purchase of Indebtedness, payment in respect of a Guarantee of Indebtedness, time deposit or otherwise. For purposes of covenant compliance (other than Section 7.08(b)(ii)), any Investment by the Borrower or a Restricted Subsidiary in any Person other than the Borrower or a Subsidiary Guarantor (or a Restricted Subsidiary that is not a Subsidiary Guarantor, in the case of an Investment by another Restricted Subsidiary that is not a Subsidiary Guarantor) shall be deemed outstanding at all times after it is made and the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any cash return to the Borrower or a Restricted Subsidiary representing a return of capital or proceeds of a sale or other realization with respect to such Investment.

“Investment Grade” means, with respect to any Person, that such Person has a corporate credit rating of BBB- or better by S&P and a corporate family rating of Baa3 or better by Moody’s.

“Issuing Lender” means (a) JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit (and its successors in such capacity as provided in Section 2.04(j)), (b) solely with respect to Existing Letters of Credit issued by any other issuer of an Existing Letter of Credit that is a Lender, such issuer together with its successors in such capacity, and (c) any Lender approved by the Administrative Agent and the Borrower; provided that no such Lender shall be obligated to become an Issuing Lender hereunder. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender. References herein and in the other Financing Documents to the Issuing Lender shall be deemed to refer to the Issuing Lender in respect of the applicable Letter of Credit or to all Issuing Lenders, as the context requires.

“Joint Lead Arrangers” means J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc.

“Junior Debt” has the meaning assigned to such term in Section 7.12.

“Kindred Company” means the Borrower or any Subsidiary of the Borrower.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lender Parties” means the Lenders, the Issuing Lender, the Swingline Lender and the Agent.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.20, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued hereunder by the Issuing Lender (it being understood that upon and following the Closing Date, Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes hereunder).

“Letter of Credit Outside Date” means the date that is five Business Days prior to the Maturity Date.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $25,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or any other arrangement (other than a right of set-off, recoupment, counterclaim or similar right) the economic effect of which is to give a creditor preferential access to such asset to satisfy its claim, (ii) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lien Grantor” means the Borrower or a Subsidiary Guarantor that grants a Lien on any of its property pursuant to the Collateral Documents.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning set forth in Regulation U.

“Master Lease Agreements” means the Master Lease Agreements demising to the Borrower, the Initial Master Lease Properties and any other lease agreement pursuant to which any real property is leased by the Borrower or any Restricted Subsidiary from any Ventas Company, in each case as amended from time to time after the Closing Date in accordance with the terms hereof and thereof.

“Master Lease Event of Default” means an “Event of Default” as such term is defined in the applicable Master Lease Agreement.

“Master Lease Payment Default” means, with respect to any Master Lease Agreement, (a) a default in the payment of Base Rent (as defined in the applicable Master Lease Agreement) and (b) a default in the payment of the financial obligations of the tenant thereunder other than Base Rent (as defined in the applicable Master Lease Agreement) if such default is in respect of amounts greater than $500,000.

“Master Lease Property” means (i) the Initial Master Lease Properties and (ii) any properties added after the Closing Date to the properties leased under a Master Lease Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, results of operations, property or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrower, or the ability of the Restricted Subsidiaries taken as a whole, to perform any of their respective obligations under any Financing Document, (iii) the validity, binding effect or enforceability of any Financing Documents or the rights of or benefits available under the Financing Documents to the Agent, the Issuing Lender or the Lenders or (iv) the validity, perfection or priority of the Liens on any material part of the Collateral created or purportedly created under the Collateral Documents.

“Material Healthcare Facility” means a Healthcare Facility occupied pursuant to a Master Lease Agreement for which annual Base Rent (as defined in the applicable Master Lease Agreement) is greater than $2,500,000 with respect to such facilities which are hospitals, and is greater than $1,000,000 with respect to such facilities other than hospitals.

“Material Indebtedness” means Indebtedness (other than Indebtedness arising under this Agreement), or obligations in respect of one or more Hedging Agreements, of the Borrower or any one or more of the Restricted Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount of $50,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or a Subsidiary Guarantor in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that the Borrower or such Subsidiary Guarantor, as the case may be, would be required to pay if such Hedging Agreement were terminated at such time.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

“Material Real Property” means any real property, excluding any ground leased properties for which Borrower or any Subsidiary Guarantor is a tenant, with a book value exceeding, in the case of real property relating to a Healthcare Facility that is a hospital, $10,000,000, or in the case of any other real property, $5,000,000, in either case, which is acquired in fee by the Borrower or a Subsidiary Guarantor after the Closing Date and not sold to a Person (other than the Borrower or a Subsidiary Guarantor) within 90 days after such acquisition.

“Maturity Date” means the fifth anniversary of the Closing Date, or if such day is not a Business Day, the next preceding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 10.14.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1396 et seq.) and any statutes succeeding thereto.

“Medicaid Receivable” has the meaning set forth in Section 1 of the Security Agreement.

“Medicaid Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting Medicaid, (ii) all applicable provisions of all fed-

eral rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above, (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above, and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (iii) above, in each case as may be amended or supplemented.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1995 et seq.) and any statutes succeeding thereto.

“Medicare Receivable” has the meaning set forth in Section 1 of the Security Agreement.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting Medicare, together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including without limitation, Health and Human Services (“HHS”), Centers for Medicare and Medicaid Services, the Office of the Inspector General for HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended or supplemented.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of February 7, 2011 among the Borrower, Kindred Healthcare Development, Inc. and RehabCare.

“Minority-Owned Affiliate” means any Person in which the Borrower or any of its Restricted Subsidiaries owns any class of capital stock or other Equity Interests but is not otherwise a Consolidated Subsidiary of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the fee mortgages in form and substance reasonably satisfactory to the Agent, Borrower and applicable Subsidiary Guarantor and/or in substantially similar form as previously negotiated between Agent and Borrower relating to the Owned Real Properties.

“Most Recent Audited Financial Statements” means (i) at any time before the first audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries have been delivered pursuant to Section 5.01(a), the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of December 31, 2010 and (ii) at any time upon or after audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries have been delivered pursuant to Section 5.01(a), the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries so delivered.

“Most Recent Financial Statements” means (i) at any time before the first consolidated financial statements of the Borrower and its Consolidated Subsidiaries (whether audited or unaudited) have been delivered pursuant to Section 5.01(a) or Section 5.01(b), the consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of and for the most recent Fiscal Quarter ending prior to the 45th day prior to the Closing Date and (ii) at any time upon or after the first consolidated financial statements of the Borrower and its Consolidated Subsidiaries have been delivered pursuant to Sec-

tion 5.01(a) or Section 5.01(b), the most recent consolidated financial statements of the Borrower and its Consolidated Subsidiaries so delivered.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Net Cash Proceeds” means, with respect to any issuance of Equity Interests, the gross amount of cash proceeds paid to or received by the Borrower or any of its Restricted Subsidiaries in respect of such issuance of Equity Interests (including cash proceeds subsequently as and when received at any time in respect of such issuance from non-cash consideration initially received or otherwise), less the sum of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other fees and expenses incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith (other than those payable to the Borrower or any of its Restricted Subsidiaries or any Affiliate of the Borrower or any of its Restricted Subsidiaries except for those payable on terms and conditions as favorable to the Borrower or the applicable Restricted Subsidiary of the Borrower as would be obtainable by it in a comparable arm’s-length transaction with an independent, unrelated third party).

“Non-Increasing Lender” has the meaning set forth in Section 2.20.

“Non-Recourse Debt” means Indebtedness (i) as to which neither the Borrower nor any Restricted Subsidiary provides any Guarantee and as to which the lenders have been notified in writing (including pursuant to the instrument evidencing such Indebtedness) that they will not have any recourse to the stock or assets of the Borrower or any Restricted Subsidiary and (ii) under which a default under any other Indebtedness of the Borrower or any Restricted Subsidiary (including, without limitation, the Obligations, the Senior Notes and the Term Loan Facility) would, as such, not constitute a default under such Indebtedness.

“Note” means a Revolving Note or a Swingline Note.

“Obligations” means all obligations of every nature of the Borrower or any Subsidiary Guarantor under or in connection with the Financing Documents, the Designated Interest Rate Agreements and Designated Cash Management Obligations, including without limitation, any liability of the Borrower on any claim, whether or not the right to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or other similar proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower and each Subsidiary Guarantor include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower or such Subsidiary Guarantor under any Financing Document, Designated Interest Rate Agreement or in respect of Designated Cash Management Obligations (including interest and other obligations accruing or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the obligation to reimburse all amounts drawn under a Letter of Credit and (c) the obligation to reimburse any amount in respect of any of the foregoing that any Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower or such Subsidiary Guarantor in accordance with the terms of any Financing Document.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation, by-laws and other constitutional documents, including the certificate of designation for any series of its preferred stock, (ii) with respect to any limited liability company, its articles of organization and operating agreement, or other comparable documents however named, and (iii) with respect to any partnership, its partnership agreement.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document, excluding any such Tax imposed as a result of an assignment by a Lender (an “Assignment Tax”) if such Assignment Tax is imposed as a result of the assignor or assignee being organized or having its principal office or applicable lending office in the taxing jurisdiction, or as a result of any other present or former connection of the assignor or assignee with the taxing jurisdiction (other than a connection arising from having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any Financing Documents).

“Outside Maturing Letter of Credit” means a Letter of Credit with a stated expiration that is later than the Letter of Credit Outside Date.

“Owned Real Properties” means each of the real properties identified on Schedule 1.01F hereto and any other real property owned in fee by the Borrower or any Subsidiary Guarantor, excluding any ground leased properties for which Borrower or any Subsidiary Guarantor is a tenant, which is included in the Collateral pursuant to Section 5.09 after the Closing Date.

“Participant” has the meaning set forth in Section 10.04.

“PATRIOT Act” has the meaning set forth in Section 10.13.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Capital Expenditure Amount” has the meaning set forth in Section 6.02(a).

“Permitted Delinquent Account Assignments” means assignments for collection from time to time of Accounts (other than Eligible Accounts) in the ordinary course of business of the Borrower and its Restricted Subsidiaries and consistent with past practice.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means, with respect to any property owned by the Borrower or any Restricted Subsidiary:

(a) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or such Restricted Subsidiary in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising by operation of law in the ordinary course of business so long as (A) the underlying obligations are not overdue for a period of more than 60 days or (B) such Liens are being con-

tested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower or such Restricted Subsidiary in accordance with GAAP;

(c) Liens arising in the ordinary course of business and consistent with past practice in connection with deposits with trade creditors, landlords, bonding companies and other similar deposits;

(d) Liens arising in the ordinary course of business in connection with the Borrower’s cash management system; provided that the aggregate principal amount of Indebtedness secured by this clause (d) shall not at any time exceed $10,000,000;

(e) judgment liens, and Liens securing appeal bonds (or letters of credit or other similar instruments issued in support of or in lieu of appeal bonds), so long as no Event of Default then exists under Section 8.01(j);

(f) other Liens or title defects in respect of real property (including matters which an accurate survey might disclose and exceptions to title set forth in title insurance with respect to the Mortgages) which (A) do not secure Indebtedness and (B) do not materially detract from the value of such property or materially impair the use thereof by the Borrower or such Restricted Subsidiary in the operation of its business;

(g) other Liens and other title defects listed on the schedule to any Additional Encumbrance Letter; provided that such Liens and title defects are paid, discharged, removed, insured over by First American Title Insurance Company, waived or reserved against in accordance with the provisions of, and within the time periods (if any) specified in, such Additional Encumbrance Letter; and

(h) other Liens or title defects in respect of real property listed on any preliminary title report or title commitment in respect of any Owned Real Property; provided that such Liens or title defects are (A) in respect of an underlying claim that is not greater than $200,000 and (B) insured over by First American Title Insurance Company.

“Permitted Intercompany Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or any other Restricted Subsidiary; provided that such Indebtedness is either evidenced by a promissory note (which note shall be subordinated to the Obligations in a manner reasonably satisfactory to the Agent) or maintained in the form of open account balances in which, in either case, the Agent has a perfected Security Interest under the Security Agreement at all times until such Security Interest is released pursuant to Section 25 thereof.

“Permitted Investment” means:

(a) Investments (x) existing on the Closing Date and set forth in Schedule 1.01G hereto and (y) Investments made with net cash proceeds from any Asset Sale in respect of any such Investment in an amount not to exceed the book value of the sold Investment as of the Closing Date;

(b) Temporary Cash Investments;

(c) payroll, travel and other advances to directors, officers and employees, in each case in the ordinary course of business, not in excess of $1,000,000 outstanding at any time; pro-

vided that taxes payable in connection with the issuance of Qualified Equity Interests of the Borrower in the ordinary course of business to such directors, officers and employees shall be excluded from the calculation of the amount of Investments outstanding under this clause (c) so long as such taxes are not owing for more than 30 days;

(d) Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with Section 7.03(c);

(e) working capital loans to, and other Investments in, Minority-Owned Affiliates and any other Investment in any Person engaged in any business related to or ancillary to the provision of healthcare services or the operation of a Healthcare Facility, so long as the aggregate amount of all Investments made after the Closing Date pursuant to this clause (e) outstanding at any time shall not exceed the greater of $100,000,000 and 2.5% of Consolidated Total Assets determined as of the date of the most recent Investment in reliance on this clause (e);

(f) Guarantees by the Borrower or any of the Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations of the Borrower and its Restricted Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(g) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(h) the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(i) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(j) Investments made to repurchase or retire Equity Interests of the Borrower owned by any employee stock ownership plan or key employee stock ownership plan of the Borrower in an aggregate amount not to exceed $5,000,000 in any Fiscal Year;

(k) Investments in Interest Rate Agreements permitted under Section 7.01; and

(l) Investments in Cornerstone of required amounts notified to the Borrower in writing from time to time by (i) the insurance regulatory authorities in the Cayman Islands or (ii) the Internal Revenue Service pursuant to applicable treasury rules or regulations or interpretations thereof; provided that the Borrower shall promptly upon receipt of any such notice forward a copy thereof to the Agent.

“Permitted Liens” means Liens permitted to exist under Section 7.02.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to any interest capitalized in connection with, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, re-

newal or extension and by an amount equal to any existing commitments unutilized and undrawn letters of credit thereunder or as otherwise permitted pursuant to Section 7.01, (ii) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Secured Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Secured Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (iv) the financial covenants and events of default of any such modified, refinanced, refunded, renewed or extended Indebtedness are not, taken as a whole, materially more restrictive to the Credit Parties than the financial covenants and events of default of the Indebtedness being modified, refinanced, refunded, renewed or extended, (v) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended and (vi) at the time thereof, no Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIP Liability” means, at any time, the liability of the Borrower and its Restricted Subsidiaries based on periodic interim payment reviews for overpayments of Medicare or Medicaid reimbursements or such other aggregate periodic interim payments received by the Borrower or its Restricted Subsidiaries that have not yet been applied to reduce the applicable Accounts.

“PIP Reserve” means, without duplication for any other reserve hereunder, a reserve which shall reduce availability under the Borrowing Base by an amount equal to the PIP Liability for the then current year, as determined by the Agent in its Permitted Discretion.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Payor” means any Account Debtor that is a natural person.

“Pro Forma Basis” means, with respect to the Transactions or any proposed acquisition, investment, distribution or any other action which requires compliance with any test or covenant hereunder, compliance as of the transaction date will be determined giving the following pro forma effect to the Transactions or such proposed acquisition investment, distribution or any such other action:

(a) pro forma effect will be given to any Indebtedness incurred during or after the Reference Period to the extent the Indebtedness is outstanding or is to be incurred on the transaction date as if the Indebtedness had been incurred on the first day of the Reference Period;

(b) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Interest Rate Agreement applicable to the Indebtedness if the Interest Rate Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire Reference Period;

(c) Consolidated Interest Expense related to any Indebtedness no longer outstanding or to be repaid or redeemed on the transaction date, except for Consolidated Interest Expense accrued during the Reference Period under this Agreement to the extent of the Commitments in effect on the transaction date, will be excluded; and

(d) pro forma effect will be given to

(i) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries, and

(ii) the acquisition or disposition of companies, divisions or lines of businesses by the Borrower and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the Reference Period by a Person that became a Restricted Subsidiary after the beginning of the Reference Period that have occurred since the beginning of the Reference Period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the Reference Period.

For purposes of determining Consolidated Interest Expense, Consolidated Rental Expense and Consolidated Total Indebtedness, any discontinuation of discontinued operations as defined under Financial Accounting Standards Board Accounting Standards Codification 205-20 occurring during the Reference Period shall be given effect in accordance with that standard. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full Fiscal Quarters for which the relevant financial information is available (including cost savings to the extent such cost savings would be consistent with the definition of “Consolidated EBITDA”).

“Pro Forma Financial Statements” has the meaning set forth in Section 3.05(e) hereof.

“Property Investment Losses” means, with respect to any Specified Property specified in clause (ii) of the definition thereof, the excess, if any, of the purchase price paid for such Specified Property over the cash and non-cash consideration received by the Borrower or any of its Subsidiaries upon the disposition of such Specified Property; provided that, if the disposition of such Specified Property is not consummated within 24 months of the date of acquisition thereof, the excess, if any, of the purchase price paid for such Specified Property over the fair market value thereof as of the most recently ended Fiscal Quarter, as determined by the Borrower in good faith, shall be deemed Property Investment Losses with respect to such Specified Property.

“Qualification” means, with respect to any report of independent public accountants covering financial statements, a qualification to such report (such as a “subject to” or “except for” statement therein) (i) resulting from a limitation on the scope of examination of such financial statements or the underlying data, (ii) as to the capability of the Person whose financial statements are being examined to continue operations as a going concern or (iii) which could be eliminated by changes in financial statements or notes thereto covered by such report (such as, by the creation of or increase in a reserve or a decrease in the car-

rying value of assets); provided that (x) any qualification relating to the Borrower’s ability to continue to operate as a going concern shall be a “Qualification” and (y) none of the following shall constitute a Qualification: (a) a consistency exception relating to a change in accounting principles with which the independent public accountants for the Person whose financial statements are being examined have concurred, (b) a qualification relating to the outcome or disposition of any threatened litigation, pending litigation being contested in good faith, pending or threatened claims or other contingencies, the impact of which litigation, claims, contingencies or uncertainties cannot be determined with sufficient certainty to permit quantification in such financial statements or (c) a qualification in connection with a report of such independent certified public accountants as to the Borrower’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Transaction” means (a) any sale or other transfer of, or any release of Liens relating to, any Accounts or any books or records relating thereto, so long as (i) the Borrower delivers to the Agent (A) at least five Business Days prior to the proposed closing date of such transaction, a draft Borrowing Base Certificate prepared on a pro forma basis after giving effect to such transaction and (B) on the closing date of such transaction, a final Borrowing Base Certificate prepared on a pro forma basis after giving effect to such transaction and (ii) if the aggregate Credit Exposures of all Lenders exceeds the Borrowing Base in effect on the closing date of such transaction after giving effect thereto, the Borrower prepays Loans and pays cash to the Agent as required by Section 2.10(c) or (b) any other sale or other transfer of, or any other release of Liens relating to, any Accounts or any books or records relating thereto, so long as (i) the aggregate consideration received with respect to the transaction pursuant to which such Accounts are sold or otherwise transferred does not exceed $10,000,000 and (ii) the aggregate book value of Eligible Accounts sold or otherwise transferred pursuant to such transaction does not exceed $1,000,000; provided that no Accounts sold or transferred pursuant to the foregoing clause (a) or (b) shall be used in any securitization, factoring or similar financing program of the Borrower or any of its Subsidiaries.

“Quarterly Measurement Date” means the last day of a Fiscal Quarter.

“Reference Period” has the meaning assigned thereto in the definition of “Fixed Charge Coverage Ratio.”

“Register” has the meaning set forth in Section 10.04.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“RehabCare” has the meaning set forth in the recitals hereto.

“RehabCare Acquisition” has the meaning set forth in the recitals hereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time (or, after the Commitments have terminated or expired, Lenders having Credit Exposures representing more than 50% of the total Credit Exposures at such time); in each case, as such amounts may be modified pursuant to Section 2.21(b).

“Requirements of Law” means, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties.

“Restricted Investment” means any Investment or Acquisition other than an Investment or Acquisition made pursuant to Section 7.08(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary (except dividends payable solely in Equity Interests of the same class), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary; the initial Restricted Subsidiaries as of the Closing Date are identified on Schedule 1.01B hereto.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Revolving Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit H-1, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Revolving Loans made by such Lender.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” has the meaning set forth in Section 1 of the Security Agreement.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Security Agreement” means the Guarantee and Security Agreement among the Credit Parties and the Agent, substantially in the form of Exhibit C hereto, as amended or supplemented from time to time.

“Security Agreement Supplement” means a Security Agreement Supplement, substantially in the form of Exhibit A to the Security Agreement, whereby the Borrower or a Subsidiary Guarantor grants (or confirms its grant of) a Security Interest in additional Collateral to the Agent and, if the grantor of such Security Interest is a Subsidiary that is not already a party to the Security Agreement, such Subsidiary becomes a party thereto.

“Security Interests” has the meaning set forth in Section 1 of the Security Agreement.

“Senior Notes” means up to $550,000,000 in aggregate principal amount of the Borrower’s senior unsecured notes issued or released from escrow on the Closing Date and any notes issued in exchange therefor pursuant to the registration rights agreement entered into in connection therewith; provided that unsecured loans may be issued in lieu of all or a portion of the Senior Notes on the Closing Date (in which event, the term “Senior Notes” shall include any such unsecured loans).

“Senior Secured Leverage Ratio” means, with respect to any Reference Period, the ratio of (x) Consolidated Total Indebtedness that is secured by a Lien on property or assets of the Borrower or a Subsidiary Guarantor as of the last day of such Reference Period to (y) Consolidated EBITDA for such Reference Period; provided that, at any transaction date prior to the end of the fourth full Fiscal Quarter following the Closing Date, the foregoing amounts shall be determined as of the end of the then most recently ended Fiscal Quarter on an Annualized Basis; provided, further, that Cornerstone shall be disregarded for purposes of determining the Senior Secured Leverage Ratio. Such calculation shall be made on a Pro Forma Basis.

“Specified Joint Ventures” means the joint ventures of RehabCare listed on Schedule 1.01J.

“Specified Properties” means (i) the Healthcare Facilities and other assets listed on Schedule 1.01H and (ii) any property acquired after the Closing Date pursuant to a Ventas Property Investment or any other healthcare properties held for resale, except to the extent the aggregate amount of Property Investment Losses incurred in respect thereof since the Closing Date exceeds $150,000,000.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means Indebtedness of Borrower or any Subsidiary Guarantor that is by its terms subordinated in right of payment to any of the Obligations of Borrower and such Subsidiary Guarantor; provided that no Indebtedness shall be deemed Subordinated Indebtedness solely by virtue of the fact that such Indebtedness is secured by a Lien on any Collateral that is subordinated to the

Lien on the Collateral securing the Secured Obligations if such Indebtedness is not otherwise subordinated in right of payment to any of the Obligations.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, a “Subsidiary” means a subsidiary of the Borrower.

“Subsidiary Guarantor” means each Restricted Subsidiary listed on the signature pages of the Security Agreement under the caption “Subsidiary Guarantors” and each Subsidiary that shall, at any time after the Closing Date, become a Subsidiary Guarantor pursuant to Section 26 of the Security Agreement.

“Subsidiary Guaranty” means a guaranty by a Subsidiary Guarantor that the Borrower will perform its Obligations under the Financing Documents, the Designated Interest Rate Agreements and in respect of the Designated Cash Management Obligations, and Guarantee the Secured Obligations, such guaranty to be set forth in the Security Agreement.

“Supermajority Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing 66 2/3% or more of the sum of the total Credit Exposures and unused Commitments at such time (or, after the Commitments have terminated or expired, Lenders having Credit Exposures representing 66 2/3% or more of the total Credit Exposures at such time); in each case, as such amounts may be modified pursuant to Section 2.21(b).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Note” means a promissory note of the Borrower payable to the Swingline Lender or its registered assigns, in substantially the form of Exhibit H-2, evidencing the aggregate Indebtedness of the Borrower to the Swingline Lender resulting from the Swingline Loans made by the Swingline Lender.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Tax Indemnitee” has the meaning set forth in Section 2.16(c).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Temporary Cash Investment” means any investment in (i) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof; provided that the full faith and credit of the United States or one of its agencies is pledged in support thereof, (ii) time deposit accounts, bankers’ acceptances, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by any office located in the United States of a bank or trust company which is organized or licensed under the laws of the United States or any State thereof and which bank or trust company has capital, surplus and undivided profits aggregating more than $1,000,000,000 and has outstanding debt which is rated “P-1” (or higher) by Moody’s or “A-1” (or higher) by S&P or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with an office located in the United States of a bank or trust company meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than any Ventas Company, any Kindred Company or any Affiliate thereof) organized under the laws of the United States or any State thereof with a rating, at the date of acquisition, of “P-1” (or higher) by Moody’s or “A-1” (or higher) by S&P, (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any State, commonwealth or territory of the United States, or by a political subdivision or taxing authority thereof, and rated at least “P-1” (or higher) by Moody’s or “A-1” (or higher) by S&P, (vi) money market funds which invest substantially all of their assets in securities described in the preceding clauses (i) through (v), and (vii) corporate bonds issued by a corporation (other than any Ventas Company, any Kindred Company or any Affiliate thereof) organized under the laws of the United States or any State thereof with a rating of “A2” (or higher) by Moody’s or “A” (or higher) by S&P, maturing within 60 months from the date of acquisition; provided that the aggregate market value of investments of the type described in clauses (iv) and (vii) shall be limited at all times to no more than 40% of the aggregate market value of all Temporary Cash Investments at such time, and the aggregate market value of such investments in any one issuer shall be limited at all times to no more than 5% of the aggregate market value of such investments at such time.

“Term Loan Collateral Agent” has the meaning assigned to such term in the Term Loan Intercreditor Agreement.

“Term Loan Collateral Documents” has the meaning assigned to such term in the Term Loan Intercreditor Agreement.

“Term Loan Facility” means that certain Term Loan Credit Agreement dated the Closing Date among Kindred Healthcare, Inc., as borrower, JPMorgan Chase Bank, N.A, as administrative agent, the lenders party thereto and the other agents, arrangers and bookrunners identified therein, as amended, amended and restated, supplemented or otherwise modified from time to time, and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder.

“Term Loan Intercreditor Agreement” means the Intercreditor Agreement substantially in the form of Exhibit E, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, and, after the Closing Date, any other intercreditor agreement among the Agent (if applicable), the Term Loan Collateral Agent and, if applicable, the agent or representative for any Indebtedness secured pursuant to Section 7.02(k) and/or 7.02(m), so long as the Liens securing such Indebtedness (i) on the ABL Priority Collateral are subordinated to the Liens securing the Secured Obligations to at least the same extent as the Fixed Asset Obligations are subordinated to the Secured Obligations under the Term Loan Intercreditor Agreement as of the Closing Date and (ii) on the Term Priority Collateral are senior or pari passu to the Liens securing Secured Obligations and, in the case of this clause (ii), not subordinated to any Liens other than Liens securing Fixed Asset Obligations.

“Term Priority Collateral” has the meaning assigned to such term in the Term Loan Intercreditor Agreement.

“Third Party Insurance Accounts” means, collectively, any and all Accounts that are not Government Receivables.

“Third Party Payor” shall mean any governmental entity, insurance company, health maintenance organization, professional provider organization or similar entity that is obligated to make payments on any Account.

“Transactions” means the entry into this Agreement, the borrowing of Loans, the consummation of the RehabCare Acquisition, the buyout of minority interests of certain Subsidiaries of RehabCare, the repayment and termination of the Existing Kindred Credit Facility and Existing RehabCare Credit Facility, the issuance of the Senior Notes, the entering into of the Term Loan Facility and the issuance of Letters of Credit hereunder.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“TRICARE Receivable” shall mean an Account payable pursuant to TRICARE.

“Type” refers to whether the rate of interest on any Loan, or on any Loans comprising a Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” has the meaning set forth in Section 1 of the Security Agreement.

“U.S. Lender” means a lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title I of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Unrestricted Subsidiary” means Cornerstone, each Excluded Partnership, each Specified Joint Venture, and each other Subsidiary of the Borrower that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.06.

“VA Receivable” has the meaning set forth in Section 1 of the Security Agreement.

“Ventas” means Ventas, Inc., a Delaware corporation.

“Ventas Company” means Ventas or any Subsidiary of Ventas.

“Ventas Property Investment” means an acquisition from a Ventas Company of any healthcare facility previously leased by the Borrower or any of its Subsidiaries pursuant to the Master Lease Agreements, which, after such acquisition, is held for resale.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Equity Interests, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each remaining scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Equity Interests, including payment or redemption at final maturity, multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Subsidiary” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”)

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (x) all leases of the Borrower and its Restricted Subsidiaries that are treated as operating leases for purposes of GAAP on the Closing Date shall continue to be accounted for as operating leases for all purposes of the Agreement regardless of any change to GAAP following the Closing Date which would otherwise require such leases to be treated as Capital Leases and (y) in addition to the foregoing clause (x),if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Re-

quired Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 820 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment, (b) the total Credit Exposures exceeding the total Commitments or (c) the total Credit Exposures exceeding the Borrowing Base then in effect; provided that not more than $400,000,000 of Commitments shall be available to be Borrowed as Loans on the Closing Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Borrowing Request in a form approved by the Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account (or such other account as the Borrower may specify) to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Revolving Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Letters of Credit.

(a) Existing Letters of Credit. On the Closing Date, without further action by any party hereto, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from the Issuing Lender, a participation in each Existing Letter of Credit equal to such Lender’s Applicable Percentage of (i) the aggregate amount available to be drawn thereunder and (ii) the aggregate unpaid amount of any outstanding reimbursement obligations in respect thereof. Such participations shall be on all the same terms and conditions as participations granted in Letters of Credit under Section 2.04(e).

(b) Letters of Credit. Subject to the terms and conditions set forth herein (including. without limitation, the conditions set forth in Section 4.01 and 4.02), the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any Restricted Subsidiary), in a form reasonably acceptable to the Agent and the Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the account party, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, as applicable. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000, (ii) the total Credit Exposures shall not exceed the total Commitments and (iii) the total Credit Exposures shall not exceed the Borrowing Base then in effect.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) unless arrangements reasonably satisfactory to the applicable Issuing Lender have been made, the Letter of Credit Outside Date; provided that, so long as such Letter of Credit permits the applicable Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued, any Letter of Credit may provide for renewals thereof for additional periods of up to one year (but which in no event shall extend beyond the date referred to in clause (ii) (without giving effect to this proviso)).

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, but subject to the last sentence of this Section 2.04(e), each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that notwithstanding the foregoing, solely with respect to any Outside Maturing Letter of Credit that shall remain outstanding and undrawn as of the Letter of Credit Outside Date, each Lender’s participation in such Outside Maturing Letter of Credit pursuant to this paragraph (e) shall terminate immediately following the Letter of Credit Outside Date.

(f) Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC

Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Laws) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lend-

er may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(j) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Lender and the successor Issuing Lender. The Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue Letters of Credit.

(k) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (m) of Article 8. Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such in-

vestments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.05. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000, (ii) the sum of the total Credit Exposures exceeding the total Commitments or (iii) the sum of the total Credit Exposures exceeding the Borrowing Base then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy, or by electronic communication, if arrangements for doing so have been approved by the Swingline Lender), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. Subject to satisfaction of the conditions with respect to such Borrowing of Swingline Loans set forth in Section 4.02, the Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), by remittance to the Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participa-

tions in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) shall be remitted by the Agent to the Issuing Lender.

(b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the

Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $25,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the total Credit Exposures would exceed (x) the total Commitments or (y) the Borrowing Base then in effect.

(c) The Borrower shall notify the Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09. Repayment of Loans; Evidence of Indebtedness.

(a) (i) The Borrower shall repay to the Administrative Agent for the ratable account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and each Friday that is a Business Day; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. In either case, such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c) If, at any time, the total Credit Exposures exceed the Borrowing Base then in effect, the Borrower shall immediately (i) prepay Loans in an amount equal to such excess and (ii) if such excess is greater than the outstanding principal amount of the Loans at such time, the Borrower shall pay to the Agent an amount in immediately available funds equal to the amount by which the Credit Exposures exceed the Borrowing Base after giving effect to the payment made pursuant to clause (i) above to be held for the benefit of the Lenders and the Issuing Lender in accordance with the Collateral Documents to secure the payment of all reimbursement obligations in respect of any LC Disbursements arising from subsequent drawings under Letters of Credit issued hereunder. All or any portion of any amount paid to the Agent pursuant to clause (ii) above will be returned to the Borrower at its request accompanied by a certificate of a Financial Officer stating that, after giving effect to such return, the Credit Exposures will not exceed the Borrowing Base then in effect and no Default is continuing.

Section 2.11. Fees.

(a) The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Commitment (with, solely for this purpose, any Swingline Loan not being considered a usage of the Commitments) of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and the date on which the Commitments terminate, commencing on the first such day to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Lender’s Commitment will be deemed to be used to the extent of its outstanding Revolving Loans and LC Exposure.

(b) The Borrower agrees to pay (i) to the Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC

Exposure, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. All fees payable hereunder, once paid, shall not be refundable under any circumstances.

Section 2.12. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, (i) any overdue principal of any Loan shall bear interest at 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 and (ii) any other overdue amount (including overdue interest) shall bear interest at 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.12.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

Section 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender;

(ii) impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) impose any additional Tax liability (other than in respect of any Excluded Taxes, any Taxes excluded from Other Taxes pursuant to the definition thereof, or any Indemnified Taxes or Other Taxes indemnified under Section 2.16) with respect to any Financing Document or any of its obligations thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable thereunder;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of any Credit Party under any Financing Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Credit Party or other applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Credit Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.16) the Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender (each, a “Tax Indemnitee”), within 10 days after written demand therefor, for any Indemnified Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party under any Financing Document, and for any Other Taxes, payable by such Administrative Agent, Lender or Issuing Lender, as applicable (including any Indemnified Taxes or Other Taxes imposed on or with respect to any amounts payable under this Section 2.16) and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes or were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error. In the event that a Credit Party pays additional amounts under Section 2.16(a) or makes an indemnification payment pursuant to this Section 2.16(c) to a Tax Indemnitee with respect to Indemnified Taxes or Other Taxes, such Tax Indemnitee shall reasonably cooperate with all reasonable requests of such Credit Party to pursue a refund of the Indemnified Tax or Other Tax at issue, at the sole expense of such Credit Party, if (i) in the reasonable judgment of the Tax Indemnitee such cooperation shall not subject such Tax Indemnitee to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to such Tax Indemnitee and (ii) based on advice of such Credit Party’s independent accountants or external legal counsel, there is a reasonable basis for such Credit Party to contest with the applicable Governmental Authority the imposition of such Indemnified Taxes or Other Taxes. Any resulting refund shall be governed by Section 2.16(f). This Section 2.16(c) shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(d) As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Financing Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.16(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.

Without limiting the foregoing:

(A) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and du-

ly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(B) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(1) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(2) two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit J (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms),

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.16(e) if such beneficial owner were a Lender, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(5) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, any United States federal withholding tax on any payments to such Lender under any Financing Document.

(C) If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by Sections 1471 through 1474 of the Code (or any Treasury regulations or published administrative guidance interpreting the foregoing) if such Lender were to fail to comply with the applicable reporting requirements of those Sections (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under Sections 1471 through 1474 of the Code (or any Treasury regulations or published administrative guidance interpreting the foregoing), and to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) If the Administrative Agent or a Lender has received a refund of any Indemnified Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its offices at 383 Madison Avenue, New York, New York 10179, except payments to be made directly to the Issuing Lender or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (subject, in the event that an Enforcement Notice is in effect, to the provisions of the Security Agreement) (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or Swingline Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(e) or (f), 2.05(c), 2.06(b), 2.17(d), or 10.03 then the Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion

Section 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19. Release of Security Interest in Assets being Sold. The Agent shall release specific assets (but not all or substantially all the Collateral) from the Security Interests pursuant to Section 25 of the Security Agreement if:

(a) the Agent shall have received a written request for such release signed by any Executive Officer or a Financial Officer stating that (x) the assets to be released are being sold or otherwise transferred and (y) the sale or transfer thereof does not violate Section 7.03(c) hereof;

(b) arrangements (which shall be satisfactory to the Agent) have been made so that such release will become effective no earlier than the closing of such sale or transfer; and

(c) no Default or Enforcement Notice is in effect when such instructions are given;

provided, that any such release shall be in form and substance reasonably satisfactory to the Collateral Agent

Section 2.20. Increase In Commitments.

(a) The Borrower may, by written notice to the Agent, request that the Commitments be increased by an amount not to exceed the Incremental Amount at such time. Upon the receipt of such request by the Agent, the Agent shall deliver a copy thereof to each Lender. Such notice shall set forth the amount of the requested increase in the Commitments (which shall be (i) in minimum increments of $1,000,000 and a minimum amount of $25,000,000 or (ii) equal to the remaining Incremental Amount) and the date on which such increase is requested to become effective (which shall be not less than 10 Business Days nor more than 90 Business Days after the date of such notice and which, in any event, must be on or prior to the Maturity Date), and shall offer each Lender the opportunity to increase its Commitment by its Applicable Percentage of the proposed increased amount. Each Lender shall, by notice to the Borrower and the Agent given not more than 10 Business Days after the date of the Agent’s notice, either agree to increase its Commitment by all or a portion of the offered amount (each Lender so agreeing being an “Increasing Lender”) or decline to increase its Commitment (and any Lender that does not deliver such a notice within such period of 10 Business Days shall be deemed to have declined to increase its Commitment) (each Lender so declining or being deemed to have declined being a “Non-Increasing Lender”). In the event that, on the 10th Business Day after the Agent shall have delivered a notice pursuant to the second sentence of this paragraph, the Lenders shall have agreed pursuant to the preceding sentence to increase their Commitments by an aggregate amount less than the increase in the

Commitments requested by the Borrower, the Borrower may arrange for one or more banks or other entities (any such bank or other entity being called an “Augmenting Lender”), which may include any Lender, to extend Commitments or increase their existing Commitments in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Agent, the Swingline Lender and the Issuing Lender (which approvals shall not be unreasonably withheld) and the Borrower and each Augmenting Lender shall execute all such documentation as the Agent shall reasonably specify to evidence its Commitment and/or its status as a Lender hereunder. Any increase in the Commitments may be made in an amount which is less than the increase requested by the Borrower if the Borrower is unable to arrange for, or chooses not to arrange for, Augmenting Lenders.

(b) Each of the parties hereto hereby agrees that the Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any increase in the Commitments pursuant to this Section 2.20, the outstanding Revolving Loans (if any) are held by the Lenders in accordance with their new Applicable Percentages. This may be accomplished at the discretion of the Agent, following consultation with the Borrower, (i) by requiring the outstanding Revolving Loans to be prepaid with the proceeds of a new Borrowing, (ii) by causing Non-Increasing Lenders to assign portions of their outstanding Revolving Loans to Increasing Lenders and Augmenting Lenders, or (iii) by any combination of the foregoing. Any prepayment or assignment described in this paragraph (b) shall be subject to Section 2.15, but otherwise without premium or penalty.

(c) Notwithstanding the foregoing, no increase in the Commitments or addition of a new Lender shall become effective under this Section 2.20 unless, (i) no Default shall have occurred or be continuing or would exist after giving effect to such increase, (ii) on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (iii) upon reasonable request by the Agent, the Agent shall have received legal opinions and board resolutions consistent with those delivered on the Closing Date under Sections 4.01(g) and 4.01(k)(i) and (iv) on a Pro Forma Basis, after giving effect to such increase in the Commitments and any Acquisition to be consummated simultaneously with such increase, the Borrower shall be in compliance with Section 6.01 (it being understood that for purposes of determining compliance with this clause (iv), the Commitments shall be deemed to be fully drawn).

(d) Any incremental Commitments established hereunder shall have terms identical to the Commitments existing immediately prior to the establishment of such incremental Commitments; provided that any commitment, arrangement, upfront or similar fees may be agreed among the Borrower, the Increasing Lenders and the Augmenting Lenders providing such incremental Commitments.

(e) This Section 2.20 shall supersede any provisions in Section 2.17 or 10.02 to the contrary.

Section 2.21. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that notwithstanding the foregoing, (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or LC Disbursements actually funded by such Defaulting Lender may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) no Default or Event of Default exists and is continuing at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize (for the benefit of the Issuing Lender only) the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) pursuant to such arrangements as the Issuing Lender may reasonably require, for so long as such LC Exposure is outstanding;

(iii) to the extent the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and (b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither re-allocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued, amended or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) except as expressly provided otherwise in this Section 2.21, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from such Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or the Swingline Lender hereunder; third, to cash collateralize the Issuing Lenders’ LC Exposure with respect to such Defaulting Lender in accordance with Section 2.21(c)(ii); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Lenders’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21(c)(ii); sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, in the case of this clause eighth, if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.21(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall not longer be a Defaulting Lender hereunder, and the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01. Corporate Existence and Power. The Borrower and each Subsidiary Guarantor (a) is a corporation, limited liability company or partnership duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization, (b) is in good standing under the laws of its jurisdiction of incorporation or organization and (c) has all corporate or other powers and all material Governmental Approvals (including without limitation those required by Medicaid Regulations and Medicare Regulations) required to carry on its business as now conducted and as proposed to be conducted, except for such Governmental Approvals the failure of which to have, in the aggregate, could not be reasonably expected to have a Material Adverse Effect. The Borrower and each Subsidiary Guarantor is in compliance with its Organizational Documents.

Section 3.02. Corporate and Governmental Authorization; No Contravention. The execution and delivery by the Borrower and each Subsidiary Guarantor of the Financing Documents to which it is a party, its performance of its obligations thereunder and, with respect to the Borrower, its Borrowings hereunder, are within its corporate or other powers, have been duly authorized by all necessary corporate or other action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than filings necessary to perfect the Liens created by the Collateral Documents) and do not contravene, or constitute a default under, any Applicable Laws or any provision of its Organizational Documents, or of any agreement or other instrument binding upon it or result in or require the imposition of any Lien (other than the Liens created by the Collateral Documents) on any of its assets.

Section 3.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, and the other Financing Documents, when executed and delivered as contemplated by this Agreement, will constitute valid and binding obligations of each Credit Party that is a party thereto, in each case enforceable in accordance with its terms, except as limited by general principles of equity and by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally.

Section 3.04. Security Interests. Subject to Section 5.14 hereof, on the Closing Date, the Collateral Documents will create valid Security Interests in the Collateral to the extent set forth therein. Subject to the post-closing obligations contained in Section 5.14 hereof, at all times after the Closing, the Collateral Documents will create valid and, when (i) financing statements and Mortgages are filed in the offices specified in the Perfection Certificate (as defined in the Security Agreement) or, in the case of Mortgages, in the applicable offices, and delivered pursuant to the Security Agreement or (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control under the UCC (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Collateral Documents and this Agreement), perfected Security Interests under the law in which the real property is located and with respect to all other collateral under the law of the State of New York in the Collateral from time to time covered or purportedly covered thereby to the extent that a security interest in such Collateral may be perfected by filing (in the case of sub-clause (i)), control or possession (in the case of sub-clause (ii)) under the UCC. Subject to the Term Loan Intercreditor Agreement, such Se-

curity Interests will be prior to all other Liens (except Permitted Liens) on such Collateral until the applicable Security Interest is released without recourse or warranty pursuant to Section 25 of the Security Agreement.

Section 3.05. Financial Information.

(a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2010 and the related consolidated statements of operations, cash flows and shareholders’ equity for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

(b) The consolidated balance sheet of RehabCare and its Consolidated Subsidiaries as of December 31, 2010 and the related consolidated statements of operations, cash flows and shareholders’ equity for the Fiscal Year then ended, reported on by KPMG LLP, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of RehabCare and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

(c) The consolidated balance sheet of RehabCare and its Consolidated Subsidiaries as of the most recent Fiscal Quarter ending prior to the 45th day prior to the Closing Date and the related consolidated statements of operations, cash flows and shareholders’ equity for the Fiscal Quarter then ended and for the portion of the Fiscal Year then ended, certified by a Financial Officer, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the RehabCare and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such periods.

(d) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the most recent Fiscal Quarter ending prior to the 45th day prior to the Closing Date and the related consolidated statements of operations, cash flows and shareholders’ equity for the Fiscal Quarter then ended and for the portion of the Fiscal Year then ended, certified by a Financial Officer, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such periods.

(e) The Borrower has heretofore delivered to the Lenders the Borrower’s unaudited pro forma consolidated balance sheet dated as of December 31, 2010 and as of the last day of the most recent Fiscal Quarter ending prior to the 45th day prior to the Closing Date, and unaudited pro forma statements of income for the four fiscal quarters ended December 31, 2010 and for the most recent Fiscal Quarter ending prior to the 45th day prior to the Closing Date, in each case adjusted to give effect to the consummation of the Transactions as if the Transactions, with respect to the pro forma balance sheet, had occurred on the last day of the most recently completed Fiscal Year or with respect to the pro forma statements of income, had occurred on the first day of the most recently completed Fiscal Year, prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended (subject to exceptions customary for an offering under Rule 144A) (the “Pro Forma Financial Statements”). Such Pro Forma Financial Statements have been prepared in good faith by the Credit Parties, (i) based on the assumptions stated therein (which assumptions are believed by the Credit Parties on the Closing Date to be reasonable at the time delivered), and on the information reasonably available to the Credit Parties as of the date of delivery thereof and (ii) present fairly in all material respects the pro forma consolidated financial position and results of operations of Parent Guarantor as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(f) Since December 31, 2010, no event has occurred and no condition has come into existence which (i) has had a Material Adverse Effect (other than any such event or condition the Material Adverse Effect of which has ceased) or (ii) is reasonably likely to have a Material Adverse Effect.

Section 3.06. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any Subsidiary Guarantor before any court or arbitrator or any governmental body, agency or official (i) in which there is a reasonable possibility of an adverse decision that would reasonably be expected to have a Material Adverse Effect or (ii) which in any manner questions the validity of any Financing Document.

Section 3.07. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 3.08. Taxes. Each Credit Party has filed all material Tax returns that are required to be filed by it (taking into account valid extensions) and has paid prior to delinquency all material Taxes due and payable by it (including in its capacity as withholding agent), except such Taxes, if any, as are being contested in good faith (if adequate reserves for such Taxes have been provided in accordance with GAAP). The charges, accruals and reserves on the books of the Borrower and the Subsidiary Guarantors in respect of Taxes are, in the aggregate, adequate in all material respects.

Section 3.09. Compliance with Laws. The Borrower and the Subsidiary Guarantors are in compliance in all material respects with all Applicable Laws (including without limitation Medicaid Regulations and Medicare Regulations), other than such laws, rules or regulations (i) the validity or applicability of which the Borrower or the relevant Subsidiary Guarantor is contesting in good faith or (ii) the failure to comply with which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10. No Regulatory Restrictions on Borrowing. Neither the Borrower nor any Subsidiary Guarantor is (i) an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) otherwise subject to any regulatory scheme which restricts its ability to incur Indebtedness hereunder.

Section 3.11. Environmental Matters.

(a) From time to time, the Borrower reviews the effect of Environmental Laws on the business, operations and properties of the Borrower and the Subsidiary Guarantors, in the course of which reviews it identifies and evaluates associated liabilities and costs, including Environmental Liabilities. On the basis of such reviews, the Borrower has reasonably concluded that the foregoing associated liabilities and costs are unlikely to have a Material Adverse Effect.

(b) Except to the extent that the Environmental Liabilities of the Borrower and the Subsidiary Guarantors that relate to or could result from the matters referred to in this Section 3.11(b) would not exceed $2,000,000 for any one occurrence, or $10,000,000 for any occurrences in the aggregate, the Borrower and the Subsidiary Guarantors and their respective operations and properties are in compliance with applicable Environmental Laws, and no notice, notification, demand, request for information, citation, summons, complaint or order with respect to Hazardous Materials or any violation of or liability under Environmental Laws is in existence or, to the knowledge of the Borrower and the Subsidiary Guarantors, proposed, threatened or anticipated with respect to or in connection with the business or operations now or formerly conducted or to be conducted by, or in connection with any properties now or to the knowledge of the Borrower and the Subsidiary Guarantors, formerly owned, leased or operated by, the Borrower or any Subsidiary Guarantor, and there are no facts, circumstances or events which could reasonably be expected to result in any such notice, notification, demand, request for information, citation, summons, complaint or order.

Section 3.12. Full Disclosure. The information (other than projections) heretofore furnished in writing by the Borrower or any Subsidiary Guarantor to the Agent or any Lender, taken as a whole, for purposes of or in connection with this Agreement or any transaction contemplated hereby did not at the time furnished, and all such information hereafter furnished in writing by the Borrower or any Subsidiary Guarantor to the Agent or Lender, taken as a whole, will not at the time furnished, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. Although any projections (and the underlying assumptions) by necessity involve uncertainties and approximations, the Borrower believes as of the Closing Date that the projections set forth in the Information Memorandum are reasonable (and the significant assumptions upon which they are based are stated in summary form therein), and such projections provide reasonable estimations of the future performance of the Borrower and its Restricted Subsidiaries, subject, as stated above, to the uncertainties and approximations inherent in any projections. The Borrower has disclosed to the Lenders in writing (including by way of reports filed in accordance with Section 12 of the Securities Exchange Act) any and all facts which are known to it and which have had or could reasonably be expected to have a Material Adverse Effect.

Section 3.13. Information as to Equity Interest and Instruments. Schedule 1.01B hereto sets forth a correct and complete list, as of the close of business on the Closing Date, of each Subsidiary of the Borrower, its outstanding Equity Interests, each owner thereof and the percentage thereof owned by such owner. As of the close of business on the Closing Date, neither the Borrower nor any of its Subsidiaries owns any interest in any Subsidiary which is not a Restricted Subsidiary (except as set forth in Schedule 1.01B). Except as set forth on Schedule 3.13 hereto, no Indebtedness in an amount exceeding $5,000,000 owed to the Borrower or any Restricted Subsidiary is evidenced by any instrument (as such term is defined in the UCC) that is not held in a Collateral Account or pledged to the Agent as part of the Collateral.

Section 3.14. Representations in Other Financing Documents. The representations of each Lien Grantor in the Security Agreement and in each Security Agreement Supplement (if any) signed by it are true.

Section 3.15. Margin Stock.

(a) Margin Stock will not at any time represent more than 25% of the value (as determined by any reasonable method) of the assets subject to any provision of the Financing Documents that restricts the right or ability of the Borrower or any Subsidiary Guarantor to sell, pledge or otherwise dispose of Margin Stock owned by them or requires a prepayment of Loans upon the exercise of any such right.

(b) No part of the proceeds of any Loan or Letter of Credit will be used for any purpose that entails a violation of the provisions Regulation U, Regulation X or, assuming that no broker-dealer or other “creditor” (as defined in Regulation T) extends or maintains credit under this Agreement, Regulation T.

Section 3.16. Properties.

(a) The Borrower and each Subsidiary Guarantor has good title to, or valid leasehold interests in, all real and personal property material to its business (including all its property subject to the Mortgages), except for Permitted Liens and defects that in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower and each Subsidiary Guarantor owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiary Guarantors does not infringe upon the rights of any other Person, except for infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) Schedule 3.16 sets forth a brief description of each Owned Real Property that is owned by the Borrower or any Subsidiary Guarantor as of the Closing Date.

(d) As of the Closing Date, neither the Borrower nor any Subsidiary Guarantor has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding or Casualty Event affecting any property subject to a Mortgage or any sale or disposition thereof in lieu of condemnation. No property subject to a Mortgage nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such property or interest therein, other than Permitted Liens.

(e) No Mortgage encumbers improved Owned Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.03(b).

Section 3.17. Existing Indebtedness. As of the Closing Date, the Borrower and the Subsidiary Guarantors will have no funded Indebtedness outstanding other than (i) Indebtedness evidenced by this Agreement, (ii) Indebtedness under the Senior Notes in an aggregate principal amount not to exceed $550,000,000, (iii) Indebtedness under the Term Loan Facility in an aggregate principal amount not to exceed $700,000,000, (iv) intercompany Indebtedness otherwise permitted under this Agreement, (v) Indebtedness in respect of Capital Lease Obligations set forth on Schedule 7.01 hereto and not in excess of $50,000,000 in the aggregate and (vi) other Indebtedness set forth on Schedule 7.01 hereto in an aggregate principal amount not exceeding $10,000,000.

Section 3.18. Solvency. Immediately after the Transactions to occur on the Closing Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Closing Date, (a) the fair value of the assets of the Borrower, and the fair value of the assets of the Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise of the Borrower, and of the Restricted Subsidiaries on a consolidated basis, respectively; (b) the present fair saleable value of the property of the Borrower, and the present fair saleable value of the property of the Restricted Subsidiaries on a consolidated basis, will exceed the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, of the Borrower, and of the Restricted Subsidiaries on a consolidated basis, respectively; (c) the Borrower, and the Restricted Subsidiaries on a consolidated basis, will be able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) neither the Borrower, nor the Restricted Subsidiaries on a consolidated basis, will have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and proposed to be conducted after the Closing Date.

Section 3.19. Labor Relations. As of the Closing Date, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no collective bargaining agreement or other labor contract covering employees of the Borrower or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) to the best of the Borrower’s knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Borrower or any of its Subsidiaries or for any similar purpose, (d) there is no pending or (to the best of the Borrower’s knowledge) threatened, strike or work stoppage and (e) there is no pending or (to the best of the Borrower’s knowledge) threatened unfair labor practice claim, or other labor dispute against or affecting the Borrower or its Subsidiaries or their employees.

Section 3.20. No Defaults Under Agreements. None of Borrower or any Restricted Subsidiary is in default under any provision of any agreement or instrument to which it is a party, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, other than in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.21. Existing Liens. As of the Closing Date, the Borrower and the Subsidiary Guarantors will have no Liens existing on any Collateral then owned by them other than (i) Liens evidenced by this Agreement, (ii) Permitted Liens, including the Liens set forth on Schedule 7.02 hereto and (iii) Liens in respect of Indebtedness outstanding under the Term Loan Facility.

Section 3.22. Status of Obligations as Senior Debt. The Secured Obligations are “Senior Debt” (or any comparable term) and “Designated Senior Debt” (or any comparable term), in each case under, and as defined in, any documentation governing any Subordinated Indebtedness.

Section 3.23. Anti-Terrorism Laws.

No Credit Party, none of its Subsidiaries and, to the knowledge of each Credit Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Credit Party, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 3.24. Use of Proceeds. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.11.

ARTICLE 4

CONDITIONS

Section 4.01. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions and the conditions set forth in Section 4.02 are satisfied:

(a) The Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed by such party or (ii) facsimile or other written confirmation satisfactory to the Agent that such party has signed a counterpart hereof.

(b) The Agent shall have received a counterpart of the Security Agreement, signed by the Borrower, each Subsidiary Guarantor and the Agent.

(c) The Agent shall have received a counterpart of the Term Loan Intercreditor Agreement, signed by the Term Loan Collateral Agent, the Collateral Agent, and acknowledged by the Borrower and the Subsidiary Guarantors.

(d) Subject to Section 5.14 hereof and of the Term Loan Facility, the collateral agent under the Term Loan Facility shall have received certificates evidencing all the certificated Equity Interests listed in Schedule 1.01B (other than Equity Interests held in Cornerstone, any Specified Joint Venture or any Excluded Partnership) and stock powers or other appropriate instruments of transfer relating thereto, undated and endorsed in blank and all other financing statements, certificates, agreements, including Deposit Account Control Agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Collateral of each Credit Party to the extent required by this Agreement or the Security Agreement.

(e) [Reserved].

(f) The Lenders, the Agent and the Joint Lead Arrangers shall have received all fees required to be paid, and all out-of-pocket expenses required to be paid for which invoices have been presented, at least one Business Day before the Closing Date (and the Borrower shall have complied with all its other obligations under the Fee Letter).

(g) The Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders and dated the Closing Date) of each of (i) the Senior Vice President of Corporate Legal Affairs of the Borrower, substantially in the form of Exhibit B.1 hereto, (ii) the Senior Vice President and General Counsel of RehabCare Group, Inc., substantially in the form of Exhibit B.2 hereto, (iii) Cleary Gottlieb Steen & Hamilton LLP, special counsel for the Borrower, substantially in the form of Exhibit B.3 hereto, (iv) Richards, Layton & Finger, P.A., special Delaware counsel for the Borrower, substantially in the form of Exhibit B.4 hereto and (v) to the extent reasonably requested by the Agent and not addressed by any of the preceding opinions of counsel, other local counsel where any Subsidiary Guarantor may be organized or incorporated. The Borrower requests such counsel to deliver such opinions.

(h) The Borrower and RehabCare shall have received all governmental and third-party consents set forth on Schedule 4.01(h) required to be obtained in connection with the consummation of the RehabCare Acquisition.

(i) Since December 31, 2009, there shall have been no changes, effects, developments or events that, individually or in the aggregate, have had or would be reasonably be expected to have a Closing Date Material Adverse Effect on RehabCare.

(j) Subject to Section 5.14 hereof, the Agent shall have received a completed Perfection Certificate (as defined in the Security Agreement) with respect to each Credit Party dated the Closing Date and signed by an executive officer of such Credit Party (and such Perfection Certificate shall be reasonably satisfactory to the Agent), together with all attachments contemplated thereby, including copies of personal property Lien, intellectual property and tax and judgment

Lien searches received by the Borrower prior to the Closing Date with respect to Collateral of the Borrower and the Subsidiary Guarantors, which shall not reveal the existence of any Liens on such properties other than (i) Permitted Liens or (ii) Liens as to which the Agent has received evidence satisfactory to it that the obligations secured by such Liens have been fully and finally discharged on or prior to the Closing Date.

(k) The Agent shall have received, in form and substance reasonably satisfactory to the Agent, a certificate from an appropriate officer of each of the Credit Parties (i) attaching copies of the Organizational Documents of such Credit Party and copies of resolutions or consents of the board of directors of such Credit Party or of its applicable partner or member authorizing the applicable Financing Documents and the other transactions contemplated hereby, and (ii) certifying (A) that such copies are true, correct and complete copies thereof and that such resolutions and Organizational Documents are in full force and effect as of the Closing Date and have been duly adopted in accordance with the Organizational Documents of such Credit Party, and (B) as to the signatures and incumbency of the Persons executing Financing Documents on behalf of such Credit Party.

(l) The Agent shall have received (x) the results of the completed Borrowing Base audits and field exams with respect to the Borrower and the Subsidiary Guarantors as of the month reasonably satisfactory to the Agent and (y) a completed Borrowing Base Certificate dated as of the last day of the month most recently ended at least 30 days prior to the Closing Date and signed by a Financial Officer.

(m) The Lenders shall have received the Pro Forma Financial Statements.

(n) The Agent shall have received (i) audited consolidated financial statements of the Borrower for the three most recent Fiscal Years ended prior to the Closing Date and (ii) audited consolidated financial statements of RehabCare for the three most recent Fiscal Years ended prior to the Closing Date.

(o) The Agent shall have received a solvency certificate in substantially the form of Exhibit I hereto from the chief financial officer of the Borrower with respect to the solvency of the Borrower and its Restricted Subsidiaries (on a consolidated basis) after giving effect to the Transactions.

(p) [Reserved].

(q) The Agent shall have received one or more certificates, each dated the Closing Date and signed by the president, a vice president or a financial officer of the Borrower or RehabCare, as applicable, that taken together confirm compliance with the conditions set forth in paragraphs (i), (s), (u) and (x) of this Section 4.01 and Section 4.02(a).

(r) Each Credit Party shall have executed and delivered the Term Loan Facility documentation, which shall be in a form reasonably satisfactory to the Joint Lead Arrangers.

(s) The RehabCare Acquisition shall have been consummated in accordance with applicable law. The RehabCare Acquisition shall be consummated in accordance with the Merger Agreement as in effect on the Closing Date without giving effect to any waivers, amendments, supplements or modifications that are in any respect materially adverse to the Lenders or the Joint Lead Arrangers without the approval of the Joint Lead Arrangers (not to be unreasonably withheld or delayed).

(t) The Borrower and its Subsidiaries shall have delivered to the Agent fully executed customary pay-off letters, each dated as of the date of the initial funding of the Loans hereunder and related to the terminations of the Existing Kindred Credit Facility and the Existing RehabCare Credit Facility.

(u) Immediately after giving effect to the Transactions, the Borrower and its Subsidiaries would have no funded Indebtedness other than (i) Indebtedness evidenced by this Agreement, (ii) Indebtedness under the Senior Notes, (iii) Indebtedness under the Term Loan Facility, (iv) intercompany Indebtedness otherwise permitted under this Agreement, (v) Indebtedness in respect of Capital Lease Obligations not in excess of $50,000,000 in the aggregate and (vi) other Indebtedness in an aggregate principal amount not exceeding $10,000,000.

(v) The Administrative Agent shall have received, at least five (5) days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and Anti-Terrorism Laws, to the extent reasonably requested by the Lenders at least seven (7) days prior to the Closing Date.

(w) Substantially simultaneously with the Closing Date, proceeds from the issuance of not less than $550,000,000 aggregate principal amount of Senior Notes (or such other amount as the Agent and the Borrower shall have agreed to) shall have been applied to consummate the Transactions.

(x) Each of the representations made by RehabCare in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or one of its Subsidiaries has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement, shall be true and correct as of the Closing Date.

Promptly after the Closing occurs, the Agent shall notify the Borrower and the Lenders thereof, and such notice shall be conclusive and binding on all parties hereto. Notwithstanding the foregoing, this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) before 5:00 pm., New York City time, on September 30, 2011 (and, if any such condition is not so satisfied or waived before such time, the Commitments shall terminate at such time).

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, are each subject to receipt of the Borrower’s request therefor in accordance herewith and to the satisfaction of the following conditions (provided that, on the Closing Date, only the conditions in paragraphs (a) and (d) of this Section must be satisfied):

(a) The representations and warranties of each Credit Party set forth in the Financing Documents shall be true and correct (or, following the Closing Date, true and correct in all material respects (it being understood that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that those representations and warranties that speak only of a specific date shall only speak as of such date; provided further that notwithstanding the foregoing, the only representations and warranties of each Credit Party that shall be required to be true and correct on and as of the Closing Date shall be those set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.10, 3.15, 3.18, 3.22 and 3.23.

(b) Following the Closing Date, at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) Except in the case of Loans made on the Closing Date, the Agent shall have received a Borrowing Base Certificate dated no more than 31 days prior to the extension of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(d) The total Credit Exposures, after giving effect to such extension of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, shall not exceed the lesser of (x) the aggregate Commitments then in effect and (y) the Borrowing Base as most recently certified.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (d) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

From and after the Closing Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Information. The Borrower will deliver the following information to the Agent (with copies thereof for each Lender if requested by the Agent) and, promptly upon receipt thereof, the Agent will deliver a copy thereof to each Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, an audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year, and the related audited consolidated statements of operations, cash flows and changes in stockholders’ equity for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (to the extent available), all such financial statements reported on in a manner acceptable to the SEC by independent public accountants of nationally recognized standing, which report (x) shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of the date of such financial statements and their consolidated results of operations and cash flows for the period covered by such financial statements in conformity with GAAP and (y) shall not contain any Qualification;

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (i) an unaudited condensed consolidated balance sheet of the Borrower and its Consolidated Subsidiaries together with the related condensed consolidated statements of operations for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter and of cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the unaudited consolidated statements of operations and cash flows (to the extent available) for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all prepared in ac-

cordance with Rule 10-01 of Regulation S-X of the General Rules and Regulations under the Securities Act of 1933, as amended, or any successor rule that sets forth the manner in which interim financial statements shall be prepared (subject to normal year-end adjustments), and (ii) a certificate of a Financial Officer as to the fairness of presentation and consistency of such financial statements;

(c) simultaneously with the delivery of each set of financial statements referred to in Section 5.01(a) and within 15 days after the delivery of each set of financial statements referred to in Section 5.01(b), a certificate of a Financial Officer (i) setting forth in reasonable detail such calculations as are required to establish whether the Borrower was in compliance with the requirements of Article 6 on the date of such financial statements, (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto, (iii) stating whether, since the date of the Most Recent Audited Financial Statements, an event has occurred or condition arisen which has had a Material Adverse Effect which is not reflected in the financial statements delivered simultaneously therewith and, if so, the nature of such Material Adverse Effect and (iv) stating whether, since the date of the Most Recent Audited Financial Statements, there has been a change in the GAAP applied in preparing the financial statements then being delivered from those applied in preparing the Most Recent Audited Financial Statements which is material to the financial statements then being delivered and including a detailed reconciliation reasonably satisfactory to the Administrative Agent of the impact of such a change on the financial statements delivered pursuant to Sections 5.01(a) and (b) (which reconciliation, in the case of a change resulting in operating leases being treated as Capital Leases under GAAP, shall be delivered in connection with the delivery of every certificate delivered pursuant to this Section 5.01(c) following such change to GAAP);

(d) simultaneously with the delivery of each set of annual financial statements referred to in Section 5.01(a), a letter from the firm of independent public accountants that reported on such statements stating (i) whether anything has come to their attention in the course of their normal audit procedures to cause them to believe that any Default existed on the date of such financial statements and (ii) whether in their opinion the calculations of compliance with the requirements of Article 6 set forth in the Financial Officer’s certificate delivered simultaneously therewith pursuant to Section 5.01(c), to the extent derived from data contained in the accounting records of the Borrower and its Restricted Subsidiaries, have been determined in accordance with the relevant provisions of this Agreement;

(e) within five Business Days after any Executive Officer or Financial Officer obtains knowledge of any Default, if such Default is then continuing, a certificate of a Financial Officer setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(f) within five Business Days after any Executive Officer or Financial Officer obtains knowledge that a Master Lease Payment Default or any Master Lease Event of Default has occurred and such Master Lease Payment Default or Master Lease Event of Default could reasonably be expected to result in an Event of Default or Material Adverse Effect, and if such event is then continuing, a certificate of an Executive Officer or Financial Officer setting forth the details thereof and the action that the Borrower or Subsidiary Guarantor is taking or proposes to take with respect thereto;

(g) [Reserved];

(h) promptly after the mailing thereof to the Borrower’s shareholders generally, copies of all financial statements, reports and proxy statements so mailed;

(i) simultaneously with the delivery of financial statements referred to in Section 5.01(a), if during any of the periods covered by the statement of income contained therein the Borrower shall have one or more Unrestricted Subsidiaries, then the Borrower shall provide a report summarizing the amount of (i) revenues, (ii) EBITDAR, (iii) EBITDA and (iv) total assets with respect to such Unrestricted Subsidiaries;

(j) promptly after any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan or notice that the PBGC is commencing an administrative process to make a determination of whether to terminate any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Financial Officer setting forth details as to such occurrence and the action, if any, which the Borrower or the applicable member of the ERISA Group is required or proposes to take;

(k)(i) as soon as reasonably practicable after any Executive Officer obtains knowledge of the commencement of an action, suit or proceeding against the Borrower or any Subsidiary Guarantor before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect or which in any manner questions the validity of any Financing Document, a certificate of a Financial Officer setting forth the nature of such action, suit or proceeding and such additional information as may be reasonably requested by any Lender through the Agent;

(ii) promptly after an Executive Officer obtains knowledge of one or more judgments or orders of a court or arbitral or regulatory authority for the payment of money aggregating in excess of $25,000,000 rendered against the Borrower or one or more Subsidiary Guarantors, a certificate of such Executive Officer setting forth the nature and amount of such judgment and whether the Borrower or Subsidiary Guarantor intends to seek a stay or appeal of such judgment and such additional information as may be reasonably requested by any Lender through the Agent;

(l) promptly upon the Borrower’s receipt from its independent public accountants of any management letter which indicates a material weakness in the reporting practices of the Borrower or any Subsidiary Guarantor, a description of such material weakness and any action being taken with respect thereto;

(m) [Reserved];

(n) as soon as available and in any event no later than March 31 of each Fiscal Year, (i) cash flow, balance sheet and income statement forecasts in reasonable detail for the Borrower and its Consolidated Subsidiaries prepared on a quarterly basis for each Fiscal Year through the Maturity Date and, promptly when available, any material revisions of such forecast and (ii) the Borrower’s business and financial plans for such Fiscal Year, setting forth the assumptions used in preparing such plans and, promptly when available, any material revisions of such plans;

(o) within 15 Business Days of any Person becoming or ceasing to be a Restricted Subsidiary or Insurance Subsidiary of the Borrower or an Excluded Partnership, an update to Schedule 1.01B hereto setting forth the information described in Section 3.13 with respect to each Restricted Subsidiary and Insurance Subsidiary of the Borrower and each Excluded Partnership (it being understood that nothing in this Section 5.01(o) shall be deemed to permit or authorize the creation, dissolution, liquidation or acquisition of a Restricted Subsidiary or Insurance Subsidiary of the Borrower or an Excluded Partnership not otherwise permitted under this Agreement);

(p) promptly upon request of the Agent (which request may be made on no more than one occasion in any calendar month), a report in reasonable detail showing the amount of Temporary Cash Investments of the Borrower and its Restricted Subsidiaries, the banks or financial institutions at which such Temporary Cash Investments are maintained, the then yield on such Temporary Cash Investments and such other information relating to Temporary Cash Investments of the Borrower and its Restricted Subsidiaries as the Agent may reasonably request;

(q) within 30 days after the end of each calendar month (and if requested by the Agent (any such request, a “Borrowing Base Request”) at any time when the Agent reasonably believes that the Borrowing Base Certificate then most recently certified is materially inaccurate, as soon as reasonably available but in no event later than five Business Days after such request), a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the end of such calendar month (or in the case of a Borrowing Base Request, as of the same date as of which the Borrowing Base Certificate with respect to which such Borrowing Base Request relates was certified), signed on behalf of the Borrower by a Financial Officer, in each case with supporting documentation and additional reports with respect to the Borrowing Base as the Agent may reasonably request; and

(r) from time to time such additional information regarding the position (financial or otherwise), results of operations or business of the Borrower or any Subsidiary Guarantor as any Lender may reasonably request in writing through the Agent.

Information required to be delivered pursuant to Sections 5.01(a), 5.01(b), 5.01(h) and 5.01(i) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Agent that such information has been posted on the Borrower’s website on the Internet at www.kindredhealthcare.com, at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(c) and (ii) the Borrower shall deliver paper copies of the information referred to in Sections 5.01(a), 5.01(b), 5.01(h) and 5.01(i) to any Lender that requests such delivery.

Section 5.02. Maintenance of Property.

The Borrower and each Subsidiary Guarantor will keep all Collateral in good working order and condition, except for (i) ordinary wear and tear and casualty and (ii) where failures to comply herewith would not, in the aggregate, reasonably be expected to cause a Material Adverse Effect.

Section 5.03. Insurance.

(a) The Borrower and each Subsidiary Guarantor will maintain insurance with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which it operates.

(b) The Borrower shall, promptly upon request by the Agent, provide the Agent with evidence of a policy of flood insurance that covers any parcel of improved real property that is encumbered by any Mortgage that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended, and as may be further amended to the extent and in the amounts required by the Administrative Agent or the Required Lenders.

(c) Subject to Section 5.14(b) hereof, the Borrower will cause the Agent to be continued at all times to be named as a loss payee/mortgagee (as its interests may appear) or an additional insured (but without any liability for any premiums) under each insurance policy required to be maintained pursuant to this Section 5.03, in each case to the extent the Agent may be named as such under the terms of the relevant insurance policy (and the Borrower will, and will cause each of the Subsidiary Guarantors to, use its commercially reasonable efforts to cause each such insurance policy to permit the Agent to be named as such), and the Borrower will, and will cause each of the Subsidiary Guarantors to, amend each such insurance policy to provide for 30 days prior written notice to the Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.

(d) If the Borrower or any Subsidiary Guarantor fails to maintain any insurance policy required to be maintained under this Section 5.03, the Agent shall have the right to maintain such policy or obtain a comparable policy, and in either case pay the premiums therefor. If the Agent maintains or obtains any such policy and pays the premiums therefor, the Borrower will reimburse the Agent upon demand for its expenses in connection therewith, including interest thereon for each day at a rate per annum equal to the Default Rate.

(e) For the avoidance of doubt, the requirements of this Section 5.03 are subject in all respects to the terms of the Term Loan Intercreditor Agreement.

Section 5.04. Payment of Obligations; Compliance with Law and Contractual Obligations.

(a) The Borrower and each Subsidiary Guarantor will pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or the relevant Subsidiary Guarantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (iv) the failure to make payment pending such contest could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) The Borrower and each Subsidiary Guarantor will comply in all material respects with all Applicable Laws (including Medicare Regulations, Medicaid Regulations, Environmental Laws and ERISA and the rules and regulations thereunder), except where (i) the necessity of compliance therewith is contested in good faith by appropriate measures or proceedings, in which case adequate and reasonable reserves will be established in accordance with GAAP and notice of each such contest (other than contests in the ordinary course of business) shall be given to the Agent, or (ii) failures to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Borrower and each Subsidiary Guarantor will comply in all material respects with all contractual obligations that are material to its business, except where failures to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05. Maintenance of Existence, Rights, Etc. The Borrower and each Subsidiary Guarantor will preserve, renew and keep in full force and effect its existence and its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section shall prohibit (a) any transaction permitted by Section 7.03(a), (b) the loss of any rights, privileges, licenses and franchises if the loss thereof, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (c) the Borrower or any Subsidiary Guarantor from changing its name so long as the Borrower or such Subsidiary Guarantor, as the case may be, complies with the requirements of the Security Agreement in connection with such name change.

Section 5.06. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Borrower may designate any Subsidiary (other than any Subsidiary that is an obligor with respect to any Indebtedness incurred pursuant to Section 7.01(a)(xiii) or 7.01(a)(xiv)), including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if the sum of (i) the total assets of such Subsidiary (or, if any such Subsidiary itself has Subsidiaries, the consolidated total assets of such Subsidiary and its Consolidated Subsidiaries) and the total assets of every other Unrestricted Subsidiary (other than Cornerstone, the Specified Joint Ventures and the Excluded Partnerships), in each case determined as of the date of the Most Recent Financial Statements and (ii) the amount of any Investments made in the Specified Joint Ventures after the Closing Date (determined as of the date of such designation in accordance with the definition of “Investment”), does not exceed 5% of the Consolidated Total Assets of the Borrower and its Consolidated Subsidiaries, the designation would not cause a Default and on a Pro Forma Basis, after giving effect to such designation, the Borrower shall be in compliance with the covenants set forth in Article 6 hereof; provided that:

(i) such Subsidiary does not own any capital stock of the Borrower or any Restricted Subsidiary;

(ii) such Subsidiary does not hold any Indebtedness of, or any Lien on any property of, the Borrower or any Restricted Subsidiary, in each case except to the extent permitted by Section 7.01 or 7.02, respectively;

(iii) at the time of designation, the designation would be permitted under Section 7.08;

(iv) to the extent the Indebtedness of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Borrower or any Restricted Subsidiary is permitted under Sections 7.01 and 7.08;

(v) the Subsidiary is not party to any transaction or arrangement with the Borrower or any Restricted Subsidiary that would not be permitted under Section 7.04; and

(vi) neither the Borrower nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Sections 7.01 and 7.08.

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).

(b) (i) If as of the date of the Most Recent Financial Statements, the conditions specified in paragraph (a) are not satisfied, the Borrower shall immediately designate one or more Unrestricted Subsidiaries as Restricted Subsidiaries to the extent required to ensure that the conditions specified in paragraph (a) would have been satisfied as of the date of the Most Recent Financial Statements, subject to the consequences set forth in paragraph (d).

(ii) The Borrower may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i) all existing Investments of the Borrower and the Restricted Subsidiaries therein (valued at the Borrower’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(ii) all existing capital stock or Indebtedness of the Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time, and all Liens on property of the Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time;

(iii) all existing transactions between it and the Borrower or any Restricted Subsidiary will be deemed entered into at that time;

(iv) it is released at that time from the Security Agreement; and

(v) it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming a Restricted Subsidiary,

(i) all of its Indebtedness will be deemed incurred at that time for purposes of Section 7.01, but will not be considered the sale or issuance of Equity Interests for purposes of Section 7.03(c) or 7.06;

(ii) Investments therein previously charged under Section 7.08 will be credited thereunder;

(iii) it must issue a Guarantee of the Loans pursuant to Section 5.08 and execute a Security Agreement Supplement pursuant to Section 5.09; and

(iv) it will thenceforward be subject to the provisions of this Agreement as a Restricted Subsidiary.

(e) Any designation by the Borrower of a Subsidiary of the Borrower as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the Agent by promptly filing with the Agent a certifi-

cate of an Executive Officer and a Financial Officer certifying that the designation complied with the foregoing provisions.

Section 5.07. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with such officers designated for such purposes by a Financial Officer, such other officers as may be reasonably designated for such purposes by the Agent and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.08. Guarantees by Future Restricted Subsidiaries. Within 30 Business Days after any Person (other than an Excluded Subsidiary) becomes or is deemed to have become a Restricted Subsidiary or ceases to be an Excluded Partnership (unless such Person is or shall become an Excluded Subsidiary upon ceasing to be an Excluded Partnership) or an Excluded Subsidiary (provided that such Person remains a Subsidiary), the Borrower shall (i) cause such Person to guarantee the Borrower’s Obligations hereunder pursuant to the Security Agreement and (ii) deliver to the Agent such legal opinions (which, unless the Agent reasonably requests otherwise, may be delivered by in-house counsel to the Borrower) and other documents as the Agent may reasonably request relating to the existence of such Person, the corporate or other authority for and validity of its guarantee pursuant to the Security Agreement and any other matters relevant thereto, all in form and substance satisfactory to the Agent. Without limiting the foregoing, the Borrower shall cause each Subsidiary Guarantor at all times to guarantee the Borrower’s obligations hereunder pursuant to the Security Agreement. Notwithstanding anything herein to the contrary, the Borrower may, at any time in its sole discretion, cause any Excluded Subsidiary to become a Subsidiary Guarantor upon written notice to the Administrative Agent.

Section 5.09. Future Assets to be Added to Collateral and Further Assurances.

(a) Within 30 Business Days after any Person becomes or is deemed to have become a Subsidiary, an Insurance Subsidiary or ceases to be an Excluded Partnership (provided that such Person remains a Subsidiary) after the Closing Date, the Borrower shall cause all Equity Interests in such Person owned by the Borrower or the Subsidiary Guarantors to be pledged under the Security Agreement; provided that (x) if regulatory consent is required to permit any such pledge of Equity Interests in an Insurance Subsidiary, (i) such pledge shall not be required unless such regulatory consent is reasonably obtainable and (ii) if such regulatory consent is reasonably obtainable, the Borrower shall exercise all reasonable efforts to obtain it and shall not be required to pledge such Equity Interests unless and until it is obtained, (y) if such Person is a Foreign Subsidiary, such Equity Interests must only be pledged if they are further directly held by a Credit Party, and only 66% of the voting stock of any such Foreign Subsidiary shall be required to be pledged and (z) if such Person is not a Wholly Owned Subsidiary, the grant of a security interest in the Equity Interests thereof would not constitute a material violation of a valid and enforceable restriction in favor of a third party.

(b) If at any time after the Closing Date the Borrower or a Subsidiary Guarantor acquires a fee interest in a Material Real Property (other than any Specified Property) that is not included in the Collateral, the Borrower shall, within five Business Days after it or such Subsidiary Guarantor acquires such Material Real Property, provide notice thereof to the Agent and, within 60 days after it or such Subsidiary Guarantor acquires such Material Real Property, cause such Material Real Property to be added to the Collateral by delivering to the Agent a Mortgage with respect thereto and the appropriate UCC form for the related fixture filing, all in form and substance reasonably satisfactory to the Agent and deliver to the Agent such documentation as would have been required by Section 5.14 hereof.

(c) Within 30 Business Days (except in respect of clause (iii) below, where the period shall be 60 Business Days) after any Person becomes a Restricted Subsidiary (other than an Excluded Subsidiary that is not a Subsidiary Guarantor) or ceases to be an Excluded Partnership (unless such Person is or shall become an Excluded Subsidiary upon ceasing to be an Excluded Partnership) or an Excluded Subsidiary (provided that such Person remains a Subsidiary), the Borrower will (i) cause such Person to sign and deliver a Security Agreement Supplement granting a Lien or Liens on substantially all the personal property included in its assets (with the exceptions set forth in the first proviso at the end of Section 3 of the Security Agreement and such other exceptions as the Agent shall approve in writing) to the Agent to secure its Secured Obligations, (ii) cause such Person to comply with the provisions thereof and of the Security Agreement and (iii) cause the Material Real Property owned by such Person to be added to the Collateral by delivering to the Agent a Mortgage with respect thereto and the appropriate UCC form for the related fixture filing, all in form and substance reasonably satisfactory to the Agent and any other items as may be required pursuant to Section 5.09(f).

(d) If any Specified Property referred to in Schedule 1.01H with a book value exceeding $10,000,000 (in the case of a hospital) or $5,000,000 (in all other cases) has not been sold on or prior to the date with respect to such Specified Property indicated on Schedule 1.01H (other than to the Borrower or any Subsidiary of the Borrower), the Borrower shall promptly (and in any event by no later than 45 Business Days after such date indicated on Schedule 1.01H) cause such Specified Property to be added to the Collateral by delivering to the Agent a Mortgage with respect thereto and any other items as may be required pursuant to Section 5.09(f). Subject to the Term Loan Intercreditor Agreement, prior to such time, the Borrower shall ensure that no Lien (other than Permitted Encumbrances) over any such Specified Property is granted to any Person.

(e) If at any time the granting of a pledge or other Security Interest over the Equity Interests in Cornerstone is not prohibited by Cayman Islands law, the Borrower shall ensure that a pledge or such other security interest over such Equity Interests is granted to the Agent for the benefit of the Lenders and that stock certificates evidencing such Equity Interests are delivered as soon as practicable to the Agent together with signed stock powers or other appropriate instruments of transfer relating thereto. Subject to the Term Loan Intercreditor Agreement, prior to such time, the Borrower shall ensure that no Lien over such Equity Interests is granted to any Person.

(f) Whenever any asset is added to the Collateral pursuant to this Section, the Borrower shall (i) allow a review and other due diligence to be performed by the Agent on such asset, and (ii) deliver to the Agent such documentation as would have been required by Section 5.14 hereof if such asset had been owned by the Borrower or a Subsidiary Guarantor on the Closing Date.

(g) Promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or appropriate for the continued validity, perfection and priority of the Liens on the Collateral covered thereby pursuant to the Collateral Documents subject to no other Liens except as permitted by the applicable Collateral Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Promptly, upon reasonable request, deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative

Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents.

Section 5.10. Condemnation Events. If any Condemnation Event occurs with respect to the Owned Real Properties by the Borrower or any of its Restricted Subsidiaries, or if any negotiation or proceeding is commenced which might result in such a Condemnation Event, or if any such Condemnation Event is proposed or threatened, the Borrower or such Restricted Subsidiary will, promptly after receiving notice or obtaining knowledge thereof, do all things reasonably necessary or appropriate by it to preserve its interest in such property and promptly make claim for awards payable with respect thereto and diligently pursue to conclusion such claim and any suit, action or other proceeding reasonably necessary or appropriate to obtain payment thereof.

Section 5.11. Use of Proceeds and Letters of Credit.

(a) The proceeds of the Loans shall be used by the Borrower (i) to effect the Transactions, (ii) to pay fees and expenses related to the Transactions, (iii) to finance the working capital needs of the Borrower and its Restricted Subsidiaries in the ordinary course of business and (iv) for general corporate purposes of the Borrower and its Restricted Subsidiaries on and after the Closing Date, including Acquisitions and other Investments permitted pursuant to Section 7.08; provided that no part of the proceeds of any Loan will be used for any purpose that entails a violation of the provisions of Regulation U, Regulation X and, assuming that no broker-dealer or other “creditor” (as defined in Regulation T) extends or maintains credit under this Agreement, Regulation T.

(b) The Letters of Credit will be used for general corporate purposes of the Borrower and its Restricted Subsidiaries.

Section 5.12. Borrowing Base Reviews.

The Borrower shall, and shall cause each of its Restricted Subsidiaries to, permit any representatives designated by the Agent (including any consultants, accountants, lawyers and appraisers retained by the Agent) to, upon reasonable notice to the Borrower, conduct evaluations and appraisals (excluding real estate appraisals, physical inspection reports and engineering reports) (any such evaluation or appraisal, a “Borrowing Base Review”) of the assets included in the Borrowing Base and the Borrower’s computation of the Borrowing Base and such other assets and other financial information and properties of the Borrower or its Restricted Subsidiaries as the Agent may reasonably require; provided that not more than one Borrowing Base Review shall be required in each calendar year; provided, further that if on any date the daily average outstanding amount of Credit Exposure of all Lenders over the 90 day period prior to such date of determination is greater than 75% of the lesser of (x) the aggregate Commitments as of such date or (y) the Borrowing Base as of such date, one additional field examination will be permitted in such calendar year; provided further that, if an Event of Default has occurred and is continuing, additional Borrowing Base Reviews will be permitted upon the request of the Agent (without regard to the foregoing limits); provided further that to the extent, pursuant to any Investment or Investments (other than any Investment made pursuant to clause (a)(x), (b), (c), (f), (g), (h), (i), (j), (k) or (l) of the definition of Permitted Investment or any Investment made pursuant to Section 7.08(a)(vii) or (ix)) the Borrower and/or the Subsidiary Guarantors acquire Accounts in the aggregate for all such Investments exceeding 15% of the Borrowing Base at such time since (i) the Closing Date or (ii) the most recently completed Borrowing Base Review, no such excess Accounts may be deemed to be Eligible Accounts unless and until the Agent shall have completed a Borrowing Base Review (which Borrowing Base Review shall be at the Borrower’s expense). Borrowing Base Reviews shall be conducted during regular business hours. The Borrower agrees to, and shall cause each of its Restricted Subsidiaries to, modify or adjust the computation of the Borrowing Base (which may include maintaining additional reserves or modifying the eligi-

bility criteria for the components of the Borrowing Base) to the extent reasonably required by the Agent or the Required Lenders as a result of any such Borrowing Base Review. The Borrower shall pay the fees (including internally allocated fees and expenses of employees of the Agent) and expenses of any such representatives retained by the Agent as to which invoices have been furnished to conduct any such evaluation or appraisal, including the reasonable fees and expenses associated with collateral monitoring services performed by the Collateral Agent Services Group of the Agent.

Section 5.13. Environmental Matters. From time to time after the Closing, the Borrower will review the effect of Environmental Laws on the business, operations and properties of the Borrower and the Subsidiary Guarantors, in the course of which reviews it will identify and evaluate associated liabilities and costs, including all Environmental Liabilities. If, on the basis of such reviews, the Borrower reasonably concludes that the foregoing associated liabilities and costs would reasonably be expected to have a Material Adverse Effect, the Borrower shall promptly deliver a certificate to the Agent setting forth its conclusion and the action that the Borrower proposes to take with respect thereto.

Section 5.14. Post-Closing.

(a) Within 90 days after the Closing Date (or such longer period as agreed by the Agent), the Borrower shall deliver or cause to be delivered to the Agent in respect of any Owned Real Property, excluding any Specified Property owned on the Closing Date, (i) a Mortgage, (ii) a “Life-of-Loan” flood determination notice and if such Owned Real Property is located in a special flood hazard area, (x) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower or applicable Subsidiary Guarantor and (y) certificates of insurance evidencing the insurance required by Section 5.03(b) in form and substance satisfactory to the Agent, (iii) an ALTA 2006 loan policy of title insurance in an amount reasonably acceptable to the Agent, not to exceed the book value of such Owned Real Property (or unconditional binding commitment therefor to be replaced by a final title policy) insuring the Lien of such Mortgage as a valid mortgage Lien on the Owned Real Property free of any other Liens except for Permitted Liens which policy (or such commitment) shall be issued by a nationally recognized title insurance company and contain such endorsements (excluding the creditor’s rights endorsement), coinsurance and reinsurance as the Agent may reasonably request, (iv) such affidavits as are customarily and reasonably required to induce the title company to issue the title policies contemplated in (iii), (v) evidence reasonably acceptable to the Agent of payment by the Borrower of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (vi) an ALTA survey (or update certificate to an existing ALTA survey together with an affidavit of no change) in a form and substance reasonably acceptable to the Agent, in either case to the extent required by the title insurance company issuing the policy of title insurance required by clause (iii) hereof for deletion of the so called “survey exception” and issue the endorsements reasonably requested by the Agent, (vii) an opinion of counsel to the Borrower or applicable Subsidiary Guarantor opining as to the enforceability of the Mortgages in a form and substance reasonably acceptable to the Agent, (viii) to the extent any lease in respect of greater than 20,000 square feet of demised space under which the Borrower or any Subsidiary Guarantor is the lessor affects any Owned Real Property subject to a Mortgage, Borrower or such applicable Subsidiary Guarantor shall use commercially reasonable efforts to cause such lease to be subordinate to the Lien of the Mortgage to be recorded against such Owned Real Property, either expressly by such lease’s terms or pursuant to a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to the Agent.

(b) Additional Post-Closing Obligations. The Borrower shall, and shall cause each of the relevant Subsidiary Guarantors (as applicable), to take the actions and comply with the obligations set forth in Schedule 5.14(b) hereto, in each case within such time periods and subject to such terms and conditions as are set forth in such Schedule 5.14(b).

ARTICLE 6

FINANCIAL COVENANTS

From and after the Closing Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Minimum Fixed Charge Coverage Ratio.

(a) At each Quarterly Measurement Date on or after the Closing Date (beginning with December 31, 2011, or, if later, the last day of the first full Fiscal Quarter completed after the Closing Date), the Borrower’s Fixed Charge Coverage Ratio will not be less than the ratio indicated in the table below opposite such Quarterly Measurement Date:

Quarterly Measurement Date	Fixed Charge Coverage Ratio
December 31, 2011	1.25:1.00
March 31, 2012	1.25:1.00
June 30, 2012	1.25:1.00
September 30, 2012	1.25:1.00
December 31, 2012	1.25:1.00
March 31, 2013	1.25:1.00
June 30, 2013	1.25:1.00
September 30, 2013	1.25:1.00
December 31, 2013	1.25:1.00
March 31, 2014	1.25:1.00
June 30, 2014	1.25:1.00
September 30, 2014	1.25:1.00
December 31, 2014	1.25:1.00
March 31, 2015	1.25:1.00
June 30, 2015	1.25:1.00
September 30, 2015	1.25:1.00
December 31, 2015	1.25:1.00
Each Quarterly Measurement Date thereafter	1.25:1.00

(b)

Section 6.02. Maximum Capital Expenditures.

(a) The Borrower shall not, and shall not permit its Restricted Subsidiaries to, make or incur any Capital Expenditure except for Capital Expenditures not exceeding an amount equal to the amount set forth below opposite such Fiscal Year, as such amount may be adjusted as provided in Section 6.02(b) below (such amount, the “Permitted Capital Expenditure Amount”).

Fiscal Year	Permitted Capital Expenditures Amount ($)
2011	300,000,000

Fiscal Year	Permitted Capital Expenditures Amount ($)
2012	300,000,000
2013	300,000,000
2014	300,000,000
2015	300,000,000
2016	300,000,000

(b) Notwithstanding anything to the contrary contained in this Section 6.02, to the extent that the aggregate amount of Capital Expenditures made by the Borrower and its Restricted Subsidiaries in any Fiscal Year pursuant to Section 6.02(a) is less than the Permitted Capital Expenditure Amount permitted by Section 6.02(a) with respect to such Fiscal Year, 100% of the amount of such difference may be carried forward and used to make Capital Expenditures in the immediately succeeding Fiscal Year (but not any other years) with such amount being carried forward to be applied before the Permitted Capital Expenditure Amount permitted by Section 6.02(a) for such immediately succeeding Fiscal Year is applied.

ARTICLE 7

NEGATIVE COVENANTS

From and after the Closing Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 7.01. Limitation on Indebtedness; Certain Equity Securities.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, incur or be liable with respect to (i) any Indebtedness of a type described in clause (i), (ii), (iii) or (iv) of the definition of “Indebtedness” in Section 1.01 or (ii) any Guarantee of any such Indebtedness described in clause (i) above, except:

(i) Indebtedness outstanding under the Financing Documents;

(ii) Indebtedness existing on the Closing Date and set forth in Schedule 7.01 and any Permitted Refinancing thereof;

(iii) Capital Lease Obligations incurred or assumed after the Closing Date; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (iii) and by clause (iv) shall not at any time exceed the greater of $75,000,000 and 1.75% of Consolidated Total Assets determined as of the date of the most recent incurrence of Indebtedness in reliance on this clause (iii);

(iv) Indebtedness incurred or assumed after the Closing Date for the purpose of financing all or any part of the cost of acquiring or constructing an asset of the Borrower or a Restricted Subsidiary; provided that (A) such Indebtedness is secured by a Lien on such asset that is permitted by Section 7.02(f) and (B) the aggregate outstanding principal amount of all Indebted-

ness permitted by clause (iii) and this clause (iv) shall not at any time exceed the greater of $75,000,000 and 1.75% of Consolidated Total Assets determined as of the date of the most recent incurrence of Indebtedness in reliance on this clause (iv);

(v) (x) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date in connection with an Acquisition; provided that such Indebtedness was outstanding before such Person became a Restricted Subsidiary and was not incurred in contemplation thereof and (y) any Permitted Refinancing thereof;

(vi) Permitted Intercompany Indebtedness; provided that, in the case of Permitted Intercompany Indebtedness under which a Restricted Subsidiary that is not a Subsidiary Guarantor is the obligor, such Permitted Intercompany Indebtedness shall be permitted to the extent permitted under Section 7.08(a);

(vii) Guarantees by the Borrower or any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary so long as the Borrower or the Restricted Subsidiary providing the Guarantee would have otherwise been permitted to incur the Indebtedness represented by such Guarantee under this Agreement;

(viii) Indebtedness consisting of (A) trade obligations or (B) accrued current liabilities for services rendered to the Borrower or any Restricted Subsidiary, in each case, arising in the ordinary course of business;

(ix) Indebtedness under Interest Rate Agreements (including Designated Interest Rate Agreements) of the Borrower or any Restricted Subsidiary relating to Indebtedness permitted to be incurred and outstanding under this Section 7.01 and entered into in the ordinary course of business for the purpose of limiting interest rate risks and not for speculation;

(x) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(xi) other unsecured Indebtedness in an aggregate outstanding principal amount not at any time exceeding the greater of $150,000,000 and 3.75% of Consolidated Total Assets determined as of the date of the most recent incurrence of Indebtedness in reliance on this clause (xi); provided that, at the time of and immediately after giving effect to such incurrence (x) no Default shall have occurred and be continuing, (y) the Borrower shall be in compliance with the financial covenants set forth in Article 6 hereof on a Pro Forma Basis and (z) the aggregate outstanding principal amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors permitted by this clause (xi) shall not at any time exceed the greater of $50,000,000 and 1.25% of Consolidated Total Assets determined as of the date of the most recent incurrence of Indebtedness in reliance on this subclause (z);

(xii) other secured Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;

(xiii) Indebtedness (not guaranteed by any Subsidiary of the Borrower that is not a Subsidiary Guarantor) under the Senior Notes in an aggregate principal amount not to exceed $550,000,000 and Permitted Refinancings thereof;

(xiv) Indebtedness of the Borrower and the Subsidiary Guarantors under the Term Loan Facility in an aggregate principal amount not to exceed the sum of (A) $700,000,000 and (B) accordion or incremental loans under the Term Loan Facility in an aggregate principal amount not to exceed $250,000,000 less the amount of any increases in the Commitments established pursuant to Section 2.20; provided that, once repaid (other than pursuant to a refinancing thereof), amounts under the Term Loan Facility incurred pursuant to clause (B) of this Section 7.01(a)(xiv) may not be reborrowed; provided further that the Weighted Average Life to Maturity of the Term Facility shall not be made shorter or earlier by operation of any amendment, amendment and restatement, supplement, modification, replacement, refunding or refinancing thereof in reliance on this clause (xiv);

(xv) [Reserved];

(xvi) [Reserved];

(xvii) Indebtedness incurred to finance any Acquisition or Investment permitted under Section 7.08 (provided that such Acquisition or Investment shall have resulted in the acquisition of 100%, by merger or otherwise, of the issued and outstanding voting Equity Interests in, or assets constituting, an operating Healthcare Facility or a business line or division of any other Person, and such Person, if required by Section 5.08, shall have become a Subsidiary Guarantor and Section 5.09 shall have been complied with to the reasonable satisfaction of the Administrative Agent and the Collateral Agent) and any Permitted Refinancing thereof; provided that (1) (A) no Default shall exist or result therefrom, (B) the Borrower shall be in compliance with the financial covenants set forth in Section 6.01 hereof on a Pro Forma Basis, (C) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above setting forth reasonably detailed calculations demonstrating compliance with subclauses (A) and (B) above, (2) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, and (3) if such Indebtedness is incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary Guarantors except to the extent permitted under Section 7.08(a) and the principal amount thereof shall not exceed $50,000,000 in the aggregate at any time outstanding; and

(xviii) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with Acquisitions or other Investments and the disposition of any business, assets or Equity Interests permitted hereunder, other than Guarantees incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition.

(b) The Borrower shall not issue any preferred stock or other preferred Equity Interests other than Qualified Equity Interests of the Borrower.

(c) The Borrower shall not permit any Restricted Subsidiary to issue any preferred stock or other preferred Equity Interests other than to the Borrower or any other Restricted Subsidiary.

Section 7.02. Negative Pledge. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it (or any income therefrom or any right to receive income therefrom), except:

(a) Liens created pursuant to the Collateral Documents;

(b) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date ;

(c) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Restricted Subsidiary; provided that such Lien was not created in contemplation of such event and does not extend to any other property of the Borrower or any Restricted Subsidiary;

(d) any Lien existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary or merges into the Borrower or any of its Restricted Subsidiaries in connection with an Acquisition; provided that such Lien was not created in contemplation of such event and does not extend to any other property of the Borrower or any Restricted Subsidiary;

(e) Liens upon the assets of the Borrower and its Restricted Subsidiaries subject to Capital Lease Obligations to the extent incurred or assumed after the Closing Date in reliance on Section 7.01(a)(iii); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capital Lease Obligation, (ii) the Lien encumbering the asset giving rise to the Capital Lease Obligation does not encumber any other asset of the Borrower or any Restricted Subsidiary and (iii) the aggregate outstanding principal amount of all Indebtedness secured pursuant to this clause (e) and clause (f) after the Closing Date shall not exceed the greater of $75,000,000 and 1.75% of Consolidated Total Assets determined as of the date of the most recent creation of a Lien in reliance on this clause (e);

(f) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset; provided that (i) such Lien attaches to such asset concurrently with or within 180 days after the acquisition or completion of construction thereof and attaches to no asset other than such asset so financed and (ii) the aggregate outstanding principal amount of all Indebtedness secured pursuant to clause (e) and this clause (f) after the Closing Date shall not exceed the greater of $75,000,000 and 1.75% of Consolidated Total Assets determined as of the date of the most recent creation of a Lien in reliance on this clause (f);

(g) Liens securing Indebtedness of the Borrower or a Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that such Liens, if they are on Collateral, are subordinated to the Liens securing the Obligations on terms satisfactory to the Administrative Agent;

(h) any Lien arising out of any Permitted Refinancing; provided that the principal amount of such Indebtedness is not increased and such refinanced Indebtedness is not secured by any additional assets;

(i) Permitted Encumbrances;

(j) other Liens securing Indebtedness or other obligations in an aggregate amount not exceeding $25,000,000 at any time outstanding (none of which shall be secured by Liens on the Collateral);

(k) so long as the same is subject to the Term Loan Intercreditor Agreement in the capacity of Fixed Asset Obligations, Liens on Collateral securing Indebtedness incurred pursuant to Section 7.01(a)(xiv);

(l) [Reserved];

(m) so long as the Borrower’s Senior Secured Leverage Ratio shall be equal to or less than 2.50:1.00 on a Pro Forma Basis (including the incurrence of any Indebtedness under Section 7.01(a)(xvii) then being incurred)) (i) Liens placed upon the Equity Interests of any Restricted Subsidiary to secure Indebtedness incurred pursuant to Section 7.01(a)(xvii) in connection with the acquisition of such Restricted Subsidiary and (ii) Liens placed upon the assets of such Restricted Subsidiary or any of its Subsidiaries to secure Indebtedness (or to secure a Guarantee of such Indebtedness), in either case incurred pursuant to Section 7.01(a)(xvii) in connection with the acquisition of such Restricted Subsidiary; provided that such Liens shall be subject to the Term Loan Intercreditor Agreement in the capacity of, or on terms substantially the same as are applicable to, Fixed Asset Obligations;

(n) the modification, replacement, extension or renewal of any Lien permitted by (b), (d), (e), (f) and (m) of this Section 7.02 upon or in the same assets theretofore subject to such Lien (other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.01 and proceeds and products thereof) or the Permitted Refinancing thereof or other obligations secured thereby as and to the extent permitted by Section 7.01; and

(o) Liens deemed to exist by reason of (x) any encumbrance or restriction (including put and call arrangements) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement (including any Minority-Owned Affiliates) or (y) any encumbrance or restriction imposed under any contract for the sale by the Borrower or any of its Subsidiaries of the Equity Interests of any Subsidiary, or any business unit or division of the business or any Subsidiary permitted under this Agreement; provided that in each case such Liens shall extend only to the relevant Equity Interests.

Section 7.03. Consolidations, Mergers and Asset Sales.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise dispose of all or substantially all of its assets to, any other Person, or liquidate or dissolve, except that:

(i) the Borrower may merge with any Person if the Borrower is the surviving corporation and, immediately after such merger (and giving effect thereto), no Default shall have occurred and be continuing;

(ii) any Restricted Subsidiary may merge or consolidate with or into any Person (other than the Borrower, except in a transaction permitted by clause (i) above) and any Restricted Subsidiary may transfer all or substantially all of its assets to any Person, in each case if, immediately after such transaction (and giving effect thereto), no Default shall have occurred and be continuing and (A) the surviving corporation or transferee is a Restricted Subsidiary (and, if a Restricted Subsidiary that is a Subsidiary Guarantor is a party to such transaction, such Subsidiary Guarantor is the surviving Person in such transaction), (B) such merger, consolidation or transfer of all or substantially all assets is in conjunction with a disposition by the Borrower and its Restricted Subsidiaries of their entire investment in such Restricted Subsidiary and such dispo-

sition is otherwise permitted by this Section 7.03, (C) the Required Lenders shall have consented to such transaction, (D) such transaction is permitted by Section 7.03(c) or (E) such transaction complies with Section 7.03(c)(i) and is solely in respect of any Specified Property; and

(iii) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not adverse in any material respect to the Lenders.

(b) If the Borrower and its Restricted Subsidiaries dispose of their entire investment in any Restricted Subsidiary as permitted by subsection (a) above, the Agent shall at the Borrower’s request, concurrently with or at any time after such disposition, release all Security Interests in Equity Interests in such Restricted Subsidiary granted by the Borrower and its Restricted Subsidiaries to the Agent; provided that any such release shall be in form and substance reasonably satisfactory to the Agent and so long as Borrower shall have provided the Agent such certifications or documents as the Agent may reasonably request in order to demonstrate compliance with this Agreement. In addition (i) such Restricted Subsidiary’s Subsidiary Guaranty shall be automatically released and it shall cease to be a party to the Security Agreement, in each case concurrently with such disposition, and (ii) the Agent shall at the Borrower’s request, concurrently with or at any time after such disposition, release all Security Interests granted by such Restricted Subsidiary to secure its Subsidiary Guaranty and return to such Restricted Subsidiary any of its assets held by the Agent under the Collateral Documents; provided that any such release shall be in form and substance reasonably satisfactory to the Agent and so long as Borrower shall have provided the Agent such certifications or documents as the Agent may reasonably request in order to demonstrate compliance with this Agreement.

(c) The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any Asset Sale (other than of the Specified Properties), unless:

(i) the consideration received from such Asset Sale shall be in an amount at least equal to the fair market value thereof (as determined in good faith by the Borrower or such Restricted Subsidiary (which determination, if the sale price exceeds $25,000,000, shall be evidenced by a resolution of the Borrower’s or such Restricted Subsidiary’s Board of Directors) as at the time of such Asset Sale); and

(ii) immediately after such Asset Sale is consummated, (x) at least 75% of the aggregate consideration received for all Asset Sales consummated after the Closing Date in reliance on this clause (c) shall be in the form of cash or cash equivalents received at the closing of such transaction (provided that, for purposes of determining what constitutes cash under this clause (x), (I) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (II) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Asset Sale and (III) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 7.03(c) that is at that time outstanding, not in excess of the greater of $40,000,000 and 1.0% of Consolidated Total Assets determined as of the date of the most recent receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash

Consideration being determined in good faith by the Borrower at the time received and without giving effect to subsequent changes in value, shall, in each case, be deemed to be cash) and (y) the aggregate book value of all assets sold pursuant to Asset Sales consummated after the Closing Date in reliance on this clause (c) would not exceed an amount equal to 15% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as shown on the Most Recent Financial Statements;

provided that except in the case of a Qualified Transaction, any sale or other transfer of, or any release of Liens relating to, any Accounts or any books or records relating thereto in connection with any Asset Sale will require the prior written consent of the Required Lenders. For purposes of Section 7.03(c)(ii), the book value of the assets disposed of in each transaction shall be the book value of such assets on the books of the Borrower or the relevant Restricted Subsidiary, as applicable, immediately before such disposition.

(d) Notwithstanding anything in this Section 7.03 to the contrary, so long as no Event of Default has occurred and is continuing, the Borrower or any Restricted Subsidiary may make (i) any Asset Sale set forth in Schedule 7.03(d) hereto, (ii) Permitted Delinquent Account Assignments and (iii) Asset Sales of the Specified Properties.

Section 7.04. Limitations on Transactions with Affiliates. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any Investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate; provided that the foregoing shall not prohibit:

(a) the Borrower or any Restricted Subsidiary from performing its obligations under the Existing Affiliate Agreements;

(b) the Borrower or any Restricted Subsidiary from making any Investment permitted by Section 7.08;

(c) the Borrower or any Restricted Subsidiary from making sales or leases to or purchases or leases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales, leases or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the Borrower or such Restricted Subsidiary as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate;

(d) transactions between or among any of the Credit Parties and the Restricted Subsidiaries not involving any other Affiliate;

(e) the Borrower or any Restricted Subsidiary from making payments of principal, interest and premium on any of its Indebtedness held by an Affiliate if the terms of such Indebtedness are substantially as favorable to the Borrower or such Restricted Subsidiary as the terms which could have been obtained at the time of the creation of such Indebtedness from a lender which was not an Affiliate;

(f) to the extent permitted by Section 7.08, the Borrower or any Restricted Subsidiary from participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Borrower or such Restricted Subsidiary partici-

pates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates;

(g) the Borrower or any Restricted Subsidiary from maintaining, entering into or adopting any executive or employee incentive or compensation plan, contract or other arrangement (including any loans or extensions of credit in connection therewith to the extent permitted by Section 7.08), or any arrangement to terminate any of the foregoing, if such plan, contract, or arrangement (i) has been or is approved either (x) at any time by the shareholders of the Borrower in accordance with such voting requirements as may be applicable or (y) at any time by the board of directors of the Borrower or such Restricted Subsidiary (or a duly constituted committee of such board), (ii) is immaterial in amount, or (iii) is maintained, entered into or adopted in the ordinary course of business of the Borrower or any Restricted Subsidiary;

(h) to the extent permitted by Section 7.08, the Borrower or any Restricted Subsidiary from making any loan, guarantee or other accommodation in accordance with the Borrower’s policies and practices concerning employee relocation in the ordinary course of its business;

(i) any Restricted Payments permitted by Section 7.07; and

(j) transactions not constituting Investments or Restricted Payments and involving payments, transfers of property or other obligations with a fair value not to exceed, for all such transactions after the Closing Date, $5,000,000.

Section 7.05. Limitation on Restrictions Affecting Subsidiaries. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into, or suffer to exist, any agreement (other than the Financing Documents, the documents governing the Term Loan Facility and any Existing Affiliate Agreements and, in the case of clause (c), the Master Lease Agreements) which prohibits or limits the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions or pay any Indebtedness owed to the Borrower or any other Restricted Subsidiary; (b) make loans or advances to the Borrower or any other Restricted Subsidiary or (c) in the case of any Subsidiary Guarantor, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, that is or would be required hereunder to be Collateral securing the obligations of the Borrower and the Subsidiary Guarantors under the Financing Documents; provided that the foregoing shall not prohibit any such prohibition or limitation contained in:

(i) any document relating to Indebtedness secured by a Lien permitted by Section 7.02, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness;

(ii) any operating lease or Capital Lease, insofar as the provisions thereof limit grants of a Security Interest in, or other assignments of, the related leasehold interest to any other Person; and

(iii) if a Person becomes a Restricted Subsidiary after the Closing Date, any agreement that is binding on such Person and was not entered into in contemplation of its becoming a Restricted Subsidiary, insofar as such agreement limits such Person’s ability to take any action described in clause (a), (b) or (c) of this Section, provided that either:

(A) such limitation is terminated within 60 days after such Person becomes a Restricted Subsidiary; or

(B) not more than 5% of Consolidated EBITDAR for any period of four consecutive Fiscal Quarters is attributable, in the aggregate, to Persons that become Restricted Subsidiaries after the Closing Date and remain subject to such limitations more than 60 days after becoming Restricted Subsidiaries.

Section 7.06. Limitation on Sale or Issuance of Equity Interests of Subsidiaries. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any Equity Interests of a Restricted Subsidiary unless:

(a) the sale or issuance is to the Borrower or another Restricted Subsidiary;

(b) in the case of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the sale or issuance is to its existing holders of Equity Interests in such Restricted Subsidiary pursuant to its charter or similar documents or agreements binding on such Restricted Subsidiary to the extent permitted under Section 7.07; or

(c) (i) if, after giving effect to the sale or issuance, the Restricted Subsidiary would no longer be a Restricted Subsidiary, all remaining Investments of the Borrower and the Restricted Subsidiaries in such former Restricted Subsidiary (valued at an amount equal to the Borrower’s remaining proportional share of the fair market value of such former Restricted Subsidiary’s assets less liabilities), if deemed made at that time, would be permitted under Section 7.08 and (ii) the Borrower complies with Section 7.03(c) with respect to the sale or issuance.

Section 7.07. Restricted Payments.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, declare or make any Restricted Payment on or after the Closing Date, except that:

(i) any Restricted Subsidiary may declare and make Restricted Payments to the Borrower or any other Restricted Subsidiary, but in the case of a Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, such Restricted Payment is made on a pro rata basis among equity holders holding the same series of Equity Interests in respect of which such Restricted Payment was made, subject to any tax-related adjustment as set forth in its charter or similar documents or agreements binding on such Restricted Subsidiary;

(ii) (1) the Borrower may purchase, redeem or otherwise acquire or retire for value any of its Equity Interests held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment in an amount not to exceed $2,000,000 in any Fiscal Year (with unused amounts in such Fiscal Year permitted to be carried over into succeeding Fiscal Years); and (2) the Borrower may repurchase any of its Equity Interests deemed to occur upon cashless exercise of stock options or warrants held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates) if such Equity Interests represent a portion of the exercise price, or withholding taxes payable in connection with the exercise, of such options or warrants;

(iii) the Borrower may, in connection with the payment of a dividend on its shares of common stock that is payable in additional shares of such common stock, pay cash in lieu of delivering fractional shares of such common stock;

(iv) the Borrower may make additional Restricted Payments in an aggregate amount not to exceed, together with the aggregate amount of prepayments of Junior Debt made pursuant to Section 7.12(i)(I), $100,000,000 from or after the Closing Date;

(v) the Borrower may redeem in whole or in part any of its Equity Interests for another class of its Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent issuances of its Qualified Equity Interests; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby;

(vi) the Borrower and the Restricted Subsidiaries may make Restricted Payments to consummate the Transactions;

(vii) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration (x) such payment would have complied with the provisions of this Agreement and (y) no Default occurred and was continuing; and

(viii) if the Available Amount Conditions have been met, additional Restricted Payments may be made in an amount up to the Available Amount (determined, with respect to each such Restricted Payment made in reliance on this clause (viii), solely as of the date it is made);

provided that Restricted Payments may be declared and made pursuant to clause (ii), (iii), (iv) or (viii) only if at the time of, and after giving effect to, the Restricted Payment, no Default shall have occurred and be continuing.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, furnish any funds to or make any Investment in an Unrestricted Subsidiary or other Person for purposes of enabling it to make any Restricted Payment that could not be made directly by the Borrower or a Restricted Subsidiary in accordance with the provisions of this Section.

Section 7.08. Limitations on Acquisitions and Investments.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any Acquisitions or make, acquire or hold any other Investments, except:

(i) Permitted Investments;

(ii) Acquisitions involving Healthcare Facilities to the extent the consideration therefor consists of Qualified Equity Interests of the Borrower;

(iii) Acquisitions of the Specified Properties;

(iv) Investments funded with Casualty Proceeds to the extent such Investments are effected to replace or rebuild the asset in respect of which such Casualty Proceeds were received;

(v) consistent with the provisions of this Agreement, (A) any Restricted Subsidiary that is not a Subsidiary Guarantor may make Investments in the Borrower or any other Restricted Subsidiary of the Borrower, (B) the Borrower may make Investments in any Restricted Subsidiary that is a Subsidiary Guarantor, (C) any Subsidiary Guarantor may make Investments in the Borrower or any Restricted Subsidiary that is a Subsidiary Guarantor and (D) the Borrower or any Subsidiary Guarantor may make Investments in any Restricted Subsidiary that is not a Subsidiary Guarantor (limited in the case of this clause (D) to Investments in an aggregate amount outstanding at any time not to exceed $50,000,000); provided that, in each case, (1) each item of intercompany Indebtedness pursuant to clause (D) shall be evidenced by a promissory note (which shall be substantially in the form of Exhibit F hereto), (2) each promissory note evidencing intercompany loans and advances made by a Restricted Subsidiary that is not a Subsidiary Guarantor to a Subsidiary Guarantor or the Borrower shall contain the subordination provisions set forth in Exhibit G and (3) each promissory note evidencing intercompany loans and advances shall be pledged to the Collateral Agent pursuant to the Security Agreement to the extent required thereby;

(vi) other Investments not otherwise permitted by this Section 7.08 in an aggregate amount outstanding at any time not to exceed $25,000,000;

(vii) Investments made pursuant to the Transactions;

(viii) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary as permitted hereunder after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(ix) Investments consisting of extensions of trade credit or loans or advances in the ordinary course of business; and

(x) if the Available Amount Conditions have been met, other Investments in an amount up to the Available Amount (determined with respect to each Investment made in reliance on this clause (x) solely as of the date it is made).

(b) Notwithstanding the foregoing (but subject to the proviso below), the Borrower and its Restricted Subsidiaries may make Restricted Investments involving Healthcare Facilities and assets incidental thereto (including any Restricted Investment referred to in clause (y) of the proviso below) if, at the time of, and after giving effect to, each such Restricted Investment:

(i) no Default shall have occurred and be continuing; and

(ii) the aggregate amount of such Restricted Investment and all other Restricted Investments made in reliance on this clause (b) (net of, with respect to a Restricted Investment in any particular Person made pursuant to this clause, the after-tax cash return thereon received by the Borrower or a Restricted Subsidiary that is a Subsidiary Guarantor after the Closing Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Adjusted Consolidated Net Income), but not to exceed the amount of such Restricted Investment in such Person made in reliance on this clause (b)) does not exceed (A) with respect to Restricted Investments made in any Fiscal Year (including the Fiscal Year ending December 31, 2011 and any Restricted Investments made during that Fiscal Year), $225,000,000 (with unused amounts in such Fiscal Year permitted to be carried over into succeeding Fiscal Years) and (B) with respect to all such Restricted Investments made in reliance on this clause (b) from or after the Closing Date, $1,000,000,000;

provided that (x) this clause (b) shall not be used to make any Investment in any Unrestricted Subsidiary and (y) for purposes of this clause (b), in the case of a sale or issuance of Equity Interests of a Restricted

Subsidiary as a result of which such Restricted Subsidiary would no longer be a Subsidiary, all remaining Investments of the Borrower and the Restricted Subsidiaries in such former Restricted Subsidiary immediately after giving effect to such transaction (valued at an amount equal to the Borrower’s remaining proportional share of the fair market value of such former Restricted Subsidiary’s assets less liabilities) shall be deemed made at the time such transaction is consummated.

(c) For purposes of this Section 7.08, any Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment (or cash) to Borrower or any Restricted Subsidiary that is a Subsidiary Guarantor.

Section 7.09. No Change of Fiscal Periods. The Borrower shall not change the date on which any of its Fiscal Years or Fiscal Quarters ends, unless the Required Lenders shall have consented to such change (which consent may be conditioned on the amendment of any covenant herein that would be affected by such change to eliminate the effect thereof).

Section 7.10. Limitation on Business.

(a) The Borrower shall not engage in any activities other than owning Equity Interests in Cornerstone and other Subsidiaries that own, operate or manage Healthcare Facilities, and financing activities and other activities reasonably related to such ownership.

(b) The Borrower shall not permit any of its Restricted Subsidiaries to engage in any business, other than the business of owning, operating or managing Healthcare Facilities and any business reasonably incidental thereto.

Section 7.11. Limitation on Sale and Leaseback Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or asset unless:

(1) the Borrower or the Restricted Subsidiary would be entitled to:

(A) incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction pursuant to Section 7.01(a), and

(B) create a Lien on such property or asset securing such Attributable Indebtedness pursuant to Section 7.02, in which case, the corresponding Indebtedness and Lien will be deemed incurred pursuant to those provisions, and

(2) the Borrower complies with Section 7.03(c) in respect of such transaction.

Section 7.12. No Modification of Certain Documents without Consent; Prepayments of Indebtedness.

The Borrower shall not, and shall not permit any Restricted Subsidiary to (x) consent to or solicit any amendment or supplement to, or any waiver or other modification of any Master Lease Agreement, if the effect thereof could reasonably be expected to cause a Material Adverse Effect or (y) amend, waive or modify any document governing any unsecured Indebtedness, Subordinated Indebtedness or (other than Indebtedness under the Term Loan Facility) any Indebtedness secured by a Lien on any of the Collateral that is junior to any of the Liens on the Collateral securing the Secured Obligations in a manner materially adverse to the Lenders. Neither the Borrower nor any of its Restricted Subsidiaries will (i) (A) redeem, purchase, prepay, retire, defease or otherwise acquire for value (other than exchanges solely for Qualified Equity Interests), prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness or unsecured Indebtedness (collectively, “Junior Debt”), or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of the maker or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the terms and conditions applicable to such Junior Debt or (B) make any cash interest payment in respect of Junior Debt (other than regularly scheduled interest payments as and when due in respect of Junior Debt permitted under this Agreement if such payments are not then prohibited by the subordination provisions thereof, if any, which shall be permitted), other than, in the case of each of clauses (A) and (B), (I) in an amount not to exceed, together with the aggregate amount of Restricted Payments made in reliance on Section 7.07(a)(iv), $100,000,000 and (II) if the Available Amount Conditions have been met, in an amount up to the Available Amount (determined solely as of the date such payment under this Section 7.12(i)(II) is made); or (ii) release, cancel, compromise or forgive in whole or in part any Indebtedness evidenced by any Intercompany Note (unless either the Borrower or a Subsidiary Guarantor hereunder is the obligor with respect to such Indebtedness or the release, cancellation, compromise or forgiveness thereof is otherwise permitted as an Investment in accordance with this Agreement).

Section 7.13. Limitation on Cash not held in Collateral Accounts. Following the completion of the time period set forth clause (v) of Schedule 5.14(b) (as such time period may be extended in accordance with such clause), the Borrower will not permit the aggregate amount of all collected funds and Temporary Cash Investments held by the Borrower and its Restricted Subsidiaries in accounts, other than the Collateral Accounts, to exceed $2,000,000 at the close of business on any two consecutive Business Days; provided that this Section shall not apply to deposits with trade creditors, landlords, bonding companies and other similar deposits made in the ordinary course of business and consistent with past practice.

Section 7.14. Limitation on Designated Interest Rate Agreements and Designated Cash Management Obligations. The Borrower will not designate any Designated Interest Rate Agreement or Designated Cash Management Obligations as Secured Obligations for purposes of the Security Agreement if, immediately after giving effect to such designation, the aggregate notional principal amount of all such agreements then in effect which are Secured Obligations would exceed the lesser of the aggregate amount of the Commitments at such time in effect hereunder and the Borrowing Base in effect at such time.

Section 7.15. Payments for Consents. The Borrower shall not, and shall not permit any of its Subsidiaries or Affiliates to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the other Financing Documents unless such consideration is offered to be paid or agreed to be paid to all Lenders that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

ARTICLE 8

DEFAULTS

Section 8.01. Events of Default. If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:

(a) (i) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall not be paid when due, or (ii) any interest thereon shall not be paid within one Business Day after the due date thereof, or (iii) any fee payable pursuant to Section 2.11 shall not be paid within three Business Days after the due date thereof, or (iv) any other fee or other amount payable hereunder to or for the account of any Agent or any Lender shall not be paid within five Business Days after the due date thereof; or

(b) the Borrower shall fail to observe or perform any covenant contained in (i) Section 5.01(q), and such failure shall continue unremedied for a period of three Business Days, or (ii) Section 5.01(e), Article 6 or Article 7; or

(c) the Borrower or any Subsidiary Guarantor shall fail to observe or perform any of its covenants or agreements contained in the Financing Documents (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Agent at the request of any Lender; provided that (i) if such failure relates primarily to the operation of, or to the use, maintenance, protection, preservation or status of property with an aggregate fair market value less than or equal to $25,000,000, such failure shall not constitute an Event of Default and (ii) if such failure relating primarily to the operation of, or to the use, maintenance, protection, preservation or status of property with an aggregate fair market value greater than $25,000,000, then if such failure relates primarily to the operation of, or to the use, maintenance, protection, preservation or status of such property used directly in the operation of a particular Healthcare Facility that is a Master Lease Property and there is a representation, covenant or agreement dealing with substantially the same subject matter in the applicable Master Lease Agreement, such failure shall not constitute an Event of Default pursuant to this clause (c) and instead shall be governed solely by Section 8.01(g) below; or

(d) any representation, warranty, certification or statement made or deemed made by the Borrower or any Subsidiary Guarantor in any Financing Document or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(e) the Borrower or any Restricted Subsidiary shall fail to make one or more payments (whether of principal or interest) in respect of Material Indebtedness when due or within any period of grace applicable to such payments; or

(f) any event or condition shall occur that (i) results in the acceleration of the maturity of any Material Indebtedness or (ii) enables (or, with the giving of notice or lapse of time or both, would enable) the holder or holders of Material Indebtedness or any Person acting on behalf of such holder or holders to accelerate the maturity thereof; or

(g) except as would not be reasonably expected to result in a Material Adverse Effect, any Master Lease Event of Default occurs and is continuing and pursuant to such Master Lease Event of Default, Ventas has delivered to Kindred a notice terminating such Master Lease and such notice of termination has not been withdrawn, provided that if the only such Master Lease Events of Default that have occurred and are continuing are Facility Defaults (as defined in any Master Lease Agreement) and the number of Material Healthcare Facilities to which such Facility Defaults relate does not exceed 15, such condition shall not constitute an Event of Default pursuant to this subsection (g); or

(h) [Reserved]; or

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000; or

(j) one or more Enforceable Judgments for the payment of money aggregating in excess of $50,000,000 shall be rendered against the Borrower or one or more Restricted Subsidiaries and shall not have been satisfied; or

(k) any Lien created or purported to be created by any of the Collateral Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be subject to such Lien, subject to no prior or equal Lien (other than Permitted Liens), or the Borrower or any Subsidiary Guarantor shall so assert in writing; provided that it shall not be an Event of Default under this clause (k) if the Liens in question are not valid or not perfected, or are subject to such other Liens, only in respect of Collateral (x) with an aggregate fair market value not in excess of $25,000,000 during the term of this Agreement or (y) used directly in the operation of one or more particular Healthcare Facilities that are Master Lease Properties and the number of such facilities does not exceed 15; or

(l) any Subsidiary Guarantor’s Subsidiary Guaranty shall at any time fail to constitute a valid and binding agreement of such Subsidiary Guarantor (except as expressly permitted by any Financing Document), or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall so assert in writing; or

(m) (i) the Borrower or any Restricted Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or (ii) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against it under the Federal bankruptcy laws as now or hereafter in effect; or

(n) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of 50% or more of the out-

standing shares of common stock of the Borrower; or, during any period of 24 consecutive calendar months, individuals who were members of the board of directors of the Borrower on the first day of such period (together with any new directors whose election or appointment by such members or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of the Borrower, then, and in every such event the Agent or the Required Lenders may:

(i) by notice to the Borrower terminate the Commitments and they shall thereupon terminate,

(ii) by notice to the Issuing Lender instruct the Issuing Lender not to extend the expiry date of any outstanding Letter of Credit,

(iii) by notice to the Borrower, declare the Loans and all other amounts in respect of the Obligations (in each case together with accrued interest thereon) to be, and they shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Financing Documents or Applicable Law;

provided that if any event specified above in Section 8.01(m) occurs, then without notice to the Borrower or any other act by the Agent or any Lender, the Commitments shall thereupon terminate and all the Loans and all other amounts in respect of the Obligations (in each case together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.02. Notice of Default. The Agent shall give notice to the Borrower under Section 8.01 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 8.03. Enforcement Notice. If the Agent is (i) instructed to do so by the Required Lenders at any time after the Loans become immediately due and payable pursuant to Section 8.01(m), or (ii) instructed to do so by the Required Lenders at any time after the Loans have been declared due and payable pursuant to Section 8.01, the Administrative Agent shall deliver to the Collateral Agent an Enforcement Notice directing the Collateral Agent to exercise one or more specific remedies under the Collateral Documents or any other right or remedy available at law or in equity. Concurrently with the delivery of any such Enforcement Notice to the Collateral Agent, all outstanding Loans and all other amounts in respect of the Obligations not theretofore declared due and payable shall automatically become immediately due and payable.

ARTICLE 9

THE AGENTS

Each of the Lenders and the Issuing Lender hereby irrevocably appoints JPMorgan Chase Bank, N.A. as its agent and authorizes JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent and Collateral Agent, (i) to sign and deliver the Collateral Documents and (ii) to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Financing Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth in the Financing Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Financing Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Financing Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Financing Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Financing Document, (iv) the validity, enforceability, effectiveness or genuineness of any Financing Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Financing Document, other than to confirm receipt of items expressly required to be delivered to the Agent, or (vi) the existence, genuineness or value of any of the Collateral or the validity, perfection, recordation, priority or enforceability of any Lien on any of the Collateral.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender or Issuing Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender and Issuing Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender or Issuing Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender or Issuing Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Lender by the Agent shall be conclusive absent manifest error. Each Lender and Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Lender under this Agreement or any other Facility Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document, any related agreement or any document furnished hereunder or thereunder.

Nothing in any Financing Document shall impose on any of Citibank, N.A. or Morgan Stanley Senior Funding, Inc., in its capacity as Co-Syndication Agent, or on any of General Electric Capital Corporation or Wells Fargo Capital Finance, Inc., in its capacity as Co-Documentation Agent, any duty or responsibility whatsoever.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 680 South Fourth Street, Louisville, KY 40202, Attention of the Chief Financial Officer, Treasurer and General Counsel (Telecopy Nos. (502) 596-4141 and (502) 596-4170 and (502) 596-4715);

(ii) if to the Agent (including in its capacity as a Lender, Issuing Lender or Swingline Lender), to JPMorgan Agency Services, 1111 Fannin - 10th Floor, Houston, TX 77002, Attention of John Ngo (Telephone No. (713) 750-2931; Telecopy No. (713) 374-4312), with a copy to JPMorgan Chase Bank, N.A. - Client Credit Management, 383 Madison Avenue, New York, New York 10179, Attention of Dawn Lee Lum (Telephone No. (212) 270-2472; Telecopy No. (212) 270-3279) and to JPMorgan Chase Bank, N.A. - IB ABL Portfolio Management, JPMorgan Chase Bank, N.A., 270 Park Avenue, 44th Floor, New York, New York 10017-2014, Attention of Robert Wilt (Telephone No. (212) 270-0422; Telecopy No. (646) 534-2288); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02. Waivers; Amendments.

(a) No failure or delay by the Agent, the Issuing Lender or any Lender in exercising any right or power hereunder or under any other Financing Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Lender and the Lenders under the Financing Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Financing Document or consent to any departure by the Borrower or any Restricted Subsidiary therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b) No Financing Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrow-

er and the Required Lenders or, in the case of any other Financing Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv) release all or substantially all of the Collateral from the Security Interests or release all or substantially all of the Restricted Subsidiaries from their obligations under the Subsidiary Guarantees (except in each case as expressly provided in the Financing Documents as in effect on the Closing Date) without the written consent of each Lender;

(v) change the definition of “Borrowing Base” or the component definitions thereof which result in increased borrowing availability or advance rates without the written consent of the Supermajority Lenders;

(vi) change any of the provisions of this Section or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of any Financing Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender;

(vii) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender; or

(viii) subordinate the Obligations in right of payment to any other obligation, without the written consent of each Lender.

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, the Swingline Lender or the Issuing Lender without the prior written consent of the Agent, the Swingline Lender or the Issuing Lender, as the case may be.

Notwithstanding anything to the contrary in this Section 10.02, the Borrower and the Agent may, without the input or consent of the other Lenders, (i) effect such amendments to this Agreement and the other Financing Documents as may be necessary or appropriate in the opinion of the Agent to effect the provisions of Section 2.20 (it being understood that no such amendments shall amend the provisions of Section 2.20) and (ii) enter into any amendment of any Financing Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Lender Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Lender Parties, in any property or so that the security interests therein comply with Applicable Law.

Section 10.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Agent, the Co-Syndication Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent and the Co-Syndication Agents, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Financing Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) the fees and out-of pocket expenses of the Agent’s initial and ongoing borrowing base and collateral examinations and periodic field examinations, and the monthly and other monitoring of assets performed by the Agent, subject to any limits on such fees and expenses set forth in this Agreement and (iv) all reasonable out-of-pocket expenses incurred by the Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Financing Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Agent, the Co-Syndication Agents, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Financing Document or any agreement or instrument contemplated thereby, the performance by the parties to the Financing Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent, the Swingline Lender, the Co-Syndication Agents or the Issuing Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent, the Swingline Lender, the Co-Syndication Agents or the Issuing Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent, the Swingline Lender, Co-Syndication Agent or the Issuing Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than five days after written demand therefor.

Section 10.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (which assignees shall be financial institutions in the business of making regular extensions of credit, it being understood that neither the Borrower (or any of its Affiliates) nor any natural Person shall be a Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Agent, provided that no consent of the Agent shall be required for an assignment of any Commitment to an assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of such a Lender or an Approved Fund;

(C) the Swingline Lender; and

(D) the Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of any Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000, and, immediately after giving effect to such assignment, the assigning Lender shall have (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) Commitments and Loans aggregating at least $5,000,000, in each case unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more “credit contacts” to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including federal and state securities laws;

(E)(1) promptly prior to the effectiveness of such assignment, the assigning Lender shall have requested and received the most recent Disqualified Institutions List from the Administrative Agent and (2) no assignments shall be made to Defaulting Lenders or Disqualified Institutions (as set forth on the most recent update to the Disqualified Institutions List delivered to the assigning Lender).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Lender (with respect to such Lender’s own interest only), the Issuing Lender and the Swingline Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower, the Agent, the Swingline Lender or the Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) (it being understood that neither the Borrower (or any of its Affiliates) nor any natural Person shall be a Participant) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) (x) promptly prior to the sale of any Participation, such Lender shall have requested and received the most recent Disqualified Institutions List from the Administrative Agent and (y) no Lender may sell a Participation to a Disqualified Institution (as set forth on the most recent update to the Disqualified Institutions List delivered to such participating Lender). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Financing Documents and to approve any amendment, modification or waiver of any provision of the Financing Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that (1) increases the Commitments participated to such Participant, (2) reduces the amount of principal, interest or fees participated or payable to such Participant, (3) extends the Maturity Date or the due date of any amortization, interest or fee payment payable to such Participant, (4) releases the Guarantees of the Obligations of all or substantially of the Subsidiary Guarantors or all or substantially all of the Collateral or (5) changes the voting rights granted to such Participant pursuant to this Section 10.04(c). Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations of such Sections and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells participations to a Participant, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a Register of all such Participants. The entries in the participant register shall be conclusive (absent manifest error), and the Borrower and the Lenders shall treat each Person whose name is recorded in the participant register pursuant to the terms hereof as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility to determine the compliance of any Lender with the requirements of this Section 10.04(c)(i) (it being understood that each Lender shall be responsible for ensuring its own compliance with the requirements of this Section).

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(d) Any Lender may at any time pledge or assign a Security Interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a Security Interest; provided that no such pledge or assignment of a Security Interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties in the Financing Documents and in the certificates or other instruments delivered in connection with or pursuant to the Financing Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Financing Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or unsatisfied or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Financing Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to the limitations contained in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic “.pdf” file or similar electronic format shall be effective as delivery of a manually executed counterpart of this Agreement or such document or instrument, as the case may be.

Section 10.07. Severability. Any provision of any Financing Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be contin-

gent or unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Financing Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Financing Document shall affect any right that the Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to any Financing Document against any Credit Party or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Financing Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in any Financing Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12. Confidentiality.

(a) Each of the Agent, the Issuing Lender, the Co-Syndication Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors and experts (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Financing Document or the enforcement of rights thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower, (viii) to ratings agencies, (ix) for purposes of establishing a “due diligence” defense or (x) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent, the Issuing Lender, the Co-Syndication Agents or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, any party hereto (and any employee, representative or other agent of thereof) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-

PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13. USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) hereby notifies the Borrower and the Subsidiary Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and the Subsidiary Guarantors and other information that will allow such Lender to identify the Borrower and the Subsidiary Guarantors in accordance with the Act.

Section 10.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.15. Margin Stock. Each Lender represents to the Agent and each other Lender that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 10.16. Application of Proceeds under Mortgages. Notwithstanding anything to the contrary in Section 5.06 of any Mortgage, the proceeds of any sale of, or other disposition of, all or any part of the mortgaged or trust property described in such Mortgage shall be applied as follows: first, as provided in clause “first” in Section 5.06(a) of such Mortgage, and second, as provided in clauses “second,” “third” and “fourth” of Section 20 of the Security Agreement.

Section 10.17. Term Loan Intercreditor Agreement.

Each Lender and Issuing Lender hereunder (on behalf of itself and its Affiliates): (a) consents to the subordination of Liens provided for in the Term Loan Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Term Loan Intercreditor Agreement and (c) authorizes and instructs the Agent to enter into the Term Loan Intercreditor Agreement as the ABL Collateral Agent (as defined in the Term Loan Intercreditor Agreement) and ABL Administrative Agent (as defined in the Term Loan Intercreditor Agreement), on behalf of such Lender and Issuing Lender. The foregoing provisions are intended as an inducement to the Term Claimholders (as defined in the Term Loan Intercreditor Agreement) to enter into the arrangements contemplated by the Term Loan Collateral Documents (as defined in the Term Loan Intercreditor Agreement) and the Term Claimholders are intended third party beneficiaries of such provisions and the provisions of the Term Loan Intercreditor Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KINDRED HEALTHCARE, INC.
By:	/s/ Donald H. Robinson
	Name:	Donald H. Robinson
	Title:	Senior Vice President of Tax and Treasurer

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.
as Administrative Agent, Collateral Agent, Issuing Lender, Swingline Lender and as a Lender
By:	/s/ Dawn LeeLum
	Name:	Dawn LeeLum
	Title:	Executive Director

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

CITIBANK, N.A., as a Lender

By:	/s/ Shane V. Azzara
Name: Shane V. Azzara
Title: Director

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Lisa Hanson
	Name:	Lisa Hanson
	Title:	Authorized Signatory

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Dennis Cloud
	Name:	Dennis Cloud
	Title:	Duly Authorized Signatory

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

Wells Fargo Capital Finance, Inc., as a Lender

By:	/s/ Kevin Harbour
	Name:	Kevin Harbour
	Title:	Senior Vice President

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

Siemens Financial Services, Inc., as a Lender

By:	/s/ David Kantes
	Name:	David Kantes
	Title:	Senior Vice President and Chief Risk Officer

For any Lender requiring a second signature line:

By:	/s/ Kirk H. Edelman
	Name:	Kirk H. Edelman
	Title:	President and CEO
Siemens Financial Services, Inc.

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

PNC Bank, National Assocation, as a Lender

By:	/s/ Patricia S. Robertson
Patricia S. Robertson
Sr. Vice President

For any Lender requiring a second signature line:

By:
Name:
Title:

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

METLIFE BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Matthew J. Molnerny
	Name:	Matthew J. Molnerny
	Title:	Vice President

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

Metropolitan Life Insurance Company, as a Lender

By:	/s/ David W. Farrell
	Name:	David W. Farrell
	Title:	Managing Director

For any Lender requiring a second signature line:

By:
Name:
Title:

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

CIT Healthcare LLC, as a Lender
By:	/s/ Jerrold Clinton
	Name:	Jerrold Clinton
	Title:	Vice President

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ William M. Ginn
	Name:	William M. Ginn
	Title:	Executive Officer

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

FIRST NIAGARA COMMERCIAL FINANCE, INC., A WHOLLY OWNED SUBSIDIARY OF FIRST NIAGARA BANK, N.A., as a lender

By:	/s/ Andrew H. Moser
Name: Andrew H. Moser Title: Senior Vice President

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

SunTrust Bank, as a Lender

By:	/s/ Jamie Hurley
Name: Jamie Hurley Title: Director

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

CAPITAL ONE LEVERAGE FINANCE CORP, as a Lender

By:	Jon Oldham
Name: Jon Oldham
Title: Senior Vice President

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

U.S. Bank NA, as a Lender

By:	/s/ David A. Wombwell
Name: David A. Wombwell Title: Senior Vice President

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

EAST WEST BANK, as a Lender

By:	/s/ Nancy A. Moore
Name: Nancy A. Moore Title: Senior Vice President

SIGNATURE PAGE TO ABL CREDIT AGREEMENT

BOKF, NA dba BANK OF OKLAHOMA, as a Lender

By:	/s/ Sarah N. Reavis
Name: Sarah N. Reavis Title: Vice President

SIGNATURE PAGE TO ABL CREDIT AGREEMENT